UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Meridian Bioscience, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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3471 River Hills Drive

Cincinnati, Ohio 45244

www.meridianbioscience.com

Notice of Annual Meeting of Shareholders

and Proxy Statement

Dear Shareholders:

Our Annual Meeting of Shareholders will be held at 2:00 p.m. on January 25, 2017 at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, Ohio 45245. We hope you will attend.

At the meeting, you will hear a report on our operations and have a chance to meet your Directors and Executive Officers.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our Director candidates.

We are pleased to once again take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. We believe that this process allows us to provide our shareholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Whether or not you plan to attend the meeting, please cast your proxy vote promptly, either online, over the phone or by returning your signed and dated proxy card in the enclosed envelope.

Sincerely yours,

/s/ John A. Kraeutler

John A. Kraeutler

Chairman of the Board

December 14, 2016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:

January 25, 2017

Time:

2:00 p.m., Eastern Standard Time

Place:

Holiday Inn Eastgate

4501 Eastgate Blvd.

Cincinnati, Ohio 45245

Purpose:

•	Elect as Directors the six nominees named in the attached proxy materials

•	Conduct an advisory vote on our executive compensation (“Say-on-Pay”)

•	Ratify appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2017

•	Reapprove the material terms for payment of performance-based incentive compensation under the Meridian Bioscience, Inc. 2012 Stock Incentive Plan

•	Conduct other business if properly raised

Only shareholders of record on November 30, 2016 may vote at the meeting. The approximate mailing date of this proxy statement and accompanying Proxy Card is December 14, 2016.

Your vote is important. Please cast your proxy vote promptly, either online, over the phone or by returning your signed and dated proxy card in the enclosed envelope.

/s/ Melissa A. Lueke

Melissa A. Lueke

Secretary

December 14, 2016

GENERAL INFORMATION	1

ELECTION OF DIRECTORS (Item 1 on the Proxy Card)	2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” PROPOSAL) (Item 2 on the Proxy Card)	4

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS (Item 3 on the Proxy Card)	5

REAPPROVAL OF THE MATERIAL TERMS FOR PAYMENT OF PERFORMANCE-BASED INCENTIVE COMPENSATION UNDER THE MERIDIAN BIOSCIENCE, INC. 2012 STOCK INCENTVE PLAN (Item 4 on the Proxy Card)	6

CORPORATE GOVERNANCE	14

REPORT OF THE AUDIT COMMITTEE	16

DIRECTORS AND EXECUTIVE OFFICERS	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	21

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	21

TRANSACTIONS WITH RELATED PERSONS	22

COMPENSATION DISCUSSION AND ANALYSIS	22

COMPENSATION COMMITTEE REPORT	31

SUMMARY COMPENSATION TABLE	32

GRANTS OF PLAN-BASED AWARDS	34

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	35

OPTION EXERCISES AND STOCK VESTED	36

401(K) PLAN	37

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	37

DIRECTOR COMPENSATION	38

SHAREHOLDER PROPOSALS FOR NEXT YEAR	39

QUESTIONS?	39

ANNEX A: MERIDIAN BIOSCIENCE, INC. 2012 STOCK INCENTIVE PLAN	A-1

Meridian makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. These filings are also available on the SEC’s website (www.sec.gov). To access these filings, go to our website (www.meridianbioscience.com). Copies of Meridian’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Melissa A. Lueke

Executive Vice President, Chief Financial Officer and Secretary

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, Ohio 45244

MERIDIAN BIOSCIENCE, INC.

3471 River Hills Drive

Cincinnati, Ohio 45244

Telephone (513) 271-3700

P R O X Y    S T A T E M E N T

Annual Meeting of Shareholders

January 25, 2017

GENERAL INFORMATION

Who may vote

Shareholders of Meridian, as recorded in our stock register on November 30, 2016, may vote at the meeting. As of that date, Meridian had 42,201,867 shares of Common Stock outstanding.

How to vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How proxies work

Meridian’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our Director candidates. You may also vote for or against the other proposals or abstain from voting.

If you complete your proxy online, over the phone or sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of (i) our Director candidates; (ii) our executive compensation; (iii) ratification of appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2017; and (iv) reapproval of the material terms for payment of performance-based incentive compensation under the Meridian Bioscience, Inc. 2012 Stock Incentive Plan. If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the card.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, bank or nominee, you may get material from them asking how you want to vote.

Stockbrokers, banks and nominees holding shares for beneficial owners must vote those shares as instructed by you. If the stockbroker, bank or nominee has not received instructions from you, the beneficial owner, the stockbroker, bank or nominee generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accountants. However, a stockbroker, bank or nominee does not have discretion to vote for or against the election of Directors and certain other matters subject to a vote if they have not received voting instructions from you. In order to avoid a broker non-vote of your shares on the election of Directors and the other matters subject to a vote, you must send voting instructions to your stockbroker, bank or nominee.

Solicitation of proxies

Solicitation of proxies is being made by management at the direction of Meridian’s Board of Directors, without additional compensation, through the mail, in person or by telephone. The cost of preparing and mailing the Notice and the proxy statement and any accompanying material will be borne by Meridian. In addition, Meridian will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record, and Meridian will reimburse them for their expenses in so doing.

Revoking a proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Meridian’s Secretary in writing at the address under “Questions?” on page 39.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed

The six Director candidates receiving the most votes will be elected to fill the seats on the Board. The approval on an advisory basis of our executive compensation (Proposal No. 2), the ratification of appointment of accountants (Proposal No. 3), and the reapproval of the material terms for payment of performance-based incentive compensation under the Meridian Bioscience, Inc. 2012 Stock Incentive Plan (Proposal No. 4) require the favorable vote of a majority of the votes cast. Only votes for or against these proposals count, with abstentions not being counted either for or against these proposals.

Abstentions and broker non-votes count for quorum purposes but, as indicated above, will not count for voting purposes. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Other matters

Any other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of the votes cast.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Nominating and Corporate Governance Committee of the Board of Directors has nominated for re-election the following current Directors: James M. Anderson, Dwight E. Ellingwood, John A. Kraeutler, John C. McIlwraith, David C. Phillips and Catherine A. Sazdanoff.

Proxies solicited by the Board will be voted for the election of these nominees. All Directors elected at the Annual Shareholders’ Meeting will be elected to hold office until the next annual meeting. In voting to elect Directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder sees fit. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to the CEO, a Vice President or the Secretary of Meridian not less than 48 hours prior to the Annual Shareholders’ Meeting. The proxies solicited include discretionary authority to cumulate votes.

All Meridian Directors are elected for one-year terms. Personal information on each of our nominees is given below.

If a Director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends that shareholders vote FOR each of the following candidates:

James M. Anderson Director since 2009 Age: 74	James M. Anderson serves as Chairman of the Compensation Committee. He currently serves as Advisor to the President of Cincinnati Children’s Hospital Medical Center (“CCHMC”), following his retirement as President and Chief Executive Officer of CCHMC on December 31, 2009. From 2006 to 2014, he served as a director of Ameritas Mutual Holding Company and has also served as Chairman of the Board of the Cincinnati Branch of the Federal Reserve Bank of Cleveland, retiring in 2012. Prior to joining the staff of CCHMC, Mr. Anderson was a partner in the general corporate law department at Taft, Stettinius & Hollister for 24 years (1968-1977; 1982-1996) and president of U.S. operations at Xomox Corporation, a publicly-traded manufacturer of specialty process controls (1977-1982). Mr. Anderson has also served as director of Gateway Investment Advisors (1997-2008). The Board believes that Mr. Anderson’s corporate legal experience and his experience as CEO of a large health care organization have given him a wealth of insight into various corporate governance and business management issues, which, along with his status as an independent Director, make him an integral member of the Board.

Dwight E. Ellingwood Director since 2014 Age: 64	Dwight E. Ellingwood serves as Chairman of the Nominating and Corporate Governance Committee. With 35 years of experience in health care strategy, planning, commercialization and marketing, he is currently the President of D.E.E. Strategy Consulting, LLC, partnering with leadership in health care, education and the community to develop strategy, relationships and innovative approaches to growth, organization transformation and collaborations. Mr. Ellingwood previously served as Senior Vice President of Strategy, Communications and Public Affairs for TriHealth in Cincinnati, Ohio (November 2014 – July 2016; and as the Lead Executive for the Collective Impact on Health, The Health Collaborative (January 2014 – November 2014). From 1997 through 2013, Mr. Ellingwood served as Senior Vice President, Planning and Business Development for Cincinnati Children’s Hospital Medical Center. The Board believes that the Company will benefit greatly from Mr. Ellingwood’s extensive experience in the health care industry.

John A. Kraeutler Director since 1997 Age: 68	John A. Kraeutler has more than 40 years of experience in the medical diagnostics industry and joined Meridian as Executive Vice President and Chief Operating Officer in January 1992. In July 1992, Mr. Kraeutler was named President of Meridian, in January 2008, Mr. Kraeutler was named Chief Executive Officer of Meridian, and in September 2014 Mr. Kraeutler was named Chairman of the Board. Before joining Meridian, Mr. Kraeutler served as Vice President, General Manager for a division of Carter-Wallace, Inc. Prior to that, he held key marketing and technical positions with Becton, Dickinson and Company and Organon, Inc. Mr. Kraeutler’s long-time service to Meridian, all in an executive capacity, has given him significant insight into, and familiarity with, all aspects of Meridian’s business and the strategic vision for its continued success, and makes his service on the Board extremely beneficial.

John C. McIlwraith Director since 2015 Age: 57	John C. McIlwraith co-founded Allos Ventures, a venture capital firm, in March 2010 and has served as a Managing Director there since that time. Prior to founding Allos Ventures, Mr. McIlwraith was a Managing Director of Blue Chip Venture Company, a Cincinnati-based venture capital and private equity firm, which he joined in 1997. He has served on the board of directors of more than 20 health care or information technology companies. Prior to 1997, Mr. McIlwraith served as Senior Vice President of Strategic Planning and General Counsel of publicly-traded Quantum Health Resources, Inc., and was a partner in the Jones Day law firm. The Board believes that Mr. McIlwraith’s years of experience with an extensive number of companies, including health care companies, render his service on the Board valuable to Meridian.

David C. Phillips Director since 2000 Age: 78	David C. Phillips serves as Chairman of the Audit Committee and Lead Director. Mr. Phillips spent 32 years with Arthur Andersen LLP. His service with this firm included several managing partner leadership positions. After retiring from Arthur Andersen in 1994, Mr. Phillips became Chief Executive Officer of Downtown Cincinnati, Inc., which is responsible for economic revitalization of Downtown Cincinnati. Mr. Phillips retired from DCI in 1999 to devote full time to Cincinnati Works, Inc., an organization dedicated to reducing the number of people living below the poverty level by assisting them to strive towards self-sufficiency through work, and his financial consulting services. Mr. Phillips has also served as a director of Cintas Corporation, retiring in 2012, and as a director of

Summit Mutual Funds, a registered investment company, through 2009. The Board believes that Mr. Phillips’ years of service as a certified public accountant and trusted advisor to his clients and business owners, which qualify him as an “audit committee financial expert” under SEC guidelines, give him significant experience in preparing, auditing, analyzing and evaluating financial statements and dealing with complex accounting and business issues, all of which is valuable to Meridian.

Catherine A. Sazdanoff Director since 2015 Age: 60	Catherine A. Sazdanoff currently serves as Chief Business Officer of Strata Oncology, Inc., a precision medicine company providing no-cost tumor sequencing to advanced cancer patients and a portfolio of matching clinical trials, having joined Strata in May 2016. Since May 2016, she has also been a member of the Advisory Board of Neurocern, Inc., a privately-held dementia management system company. Immediately prior to joining Strata, Ms. Sazdanoff held the position of CEO and President of Sazdanoff Consulting LLC, specializing in business development, management and strategy consulting (January 2015 – May 2016). In addition, from January 2015 to March 2016, she served as Strategic Advisor to mProve Health LLC, a mobile health technology company located in Arlington, Virginia. From 2006 to 2015, Ms. Sazdanoff held a number of executive positions with Takeda Pharmaceutical International, Inc. (“Takeda”), a wholly-owned subsidiary of Japanese-based Takeda Pharmaceutical Corporation, including Vice President, Head of Corporate Projects (2012-2015), VP, Global Business Development (2011-2013) and VP, Corporate Development (2010-2011). Ms. Sazdanoff’s time at Takeda was preceded by approximately 22 years with Abbott Laboratories, where she held numerous executive positions. The Board believes that Ms. Sazdanoff’s years of experience in the pharmaceutical and medical diagnostics industries will make her service on the Board valuable to Meridian.

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

(“SAY-ON-PAY” PROPOSAL)

(Item 2 on the Proxy Card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank”), enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”). Dodd Frank also provides that, at least once every six years, shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. We provided this opportunity to our shareholders at our 2012 annual meeting where over 90% of our shareholders voted to hold the “say-on-pay” advisory vote annually, in accordance with the recommendation of our Board of Directors. As a result, we are again holding a say-on-pay advisory vote at our 2017 annual meeting, with the next say-on-pay advisory vote to be held at our 2018 annual meeting.

As described in detail below under the heading “Compensation Discussion and Analysis” beginning on page 22 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our shareholders. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. Further, our programs require that a substantial portion of each named executive officer’s compensation be contingent on delivering performance results that benefit our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return.

The vote on this matter is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board of Directors recommends that shareholders vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

(Item 3 on the Proxy Card)

Although not required, we are seeking shareholder ratification of the Audit Committee’s selection of Grant Thornton LLP as Meridian’s independent registered public accountants for the 2017 fiscal year. The affirmative vote of a majority of shares voting at the meeting is required for ratification. If ratification is not obtained, the Audit Committee intends to continue the employment of Grant Thornton LLP at least through fiscal 2017. Representatives of Grant Thornton LLP are expected to be present at the Annual Shareholders’ Meeting and will be available to make a statement, if they so desire, and to respond to appropriate questions asked by shareholders.

Principal Accounting Firm Fees

Aggregate fees billed to Meridian by Grant Thornton LLP for fiscal years 2016 and 2015 are listed below:

	2016	2015
Audit Fees	$569,739	$528,863
Audit-Related Fees	144,085	102,988
Tax Fees	393,669	205,806

	$1,107,493	$837,657

Audit Fees. Audit fees are the fees billed for professional services rendered by Meridian’s independent registered public accounting firm for their (i) audit of Meridian’s consolidated annual financial statements for the fiscal years ended September 30, 2016 and 2015, respectively; (ii) reviews of the unaudited quarterly consolidated financial statements contained in the reports on Form 10-Q filed by Meridian during those years; (iii) completion of audits of Bioline Group statutory accounts in the United Kingdom during fiscal 2016 and 2015; and (iv) reporting on Meridian’s internal controls during those years. The fiscal 2016 amount also includes fees associated with expanded audit services in connection with the acquisition of Magellan Biosciences, Inc., and its wholly-owned subsidiary Magellan Diagnostics, Inc. (collectively, “Magellan”).

Audit-Related Fees. Audit-related fees are the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Meridian’s financial statements, including the audit of the Savings and Investment Plan (i.e., the 401K Plan). Fees in 2016 also included fees related to consulting and required standalone audits associated with the Magellan acquisition.

Tax Fees. Tax fees are the fees billed for tax return preparation and compliance in Australia, England, Germany and the United States, as well as consultation and research on various matters such as state tax issues, international tax issues and transfer pricing. Additionally, the 2016 tax amount includes fees for services associated with the Magellan acquisition, including pre-acquisition due diligence, tax return preparation, net operating loss limitations analysis and transaction cost deductibility analysis.

The Board recommends that shareholders vote FOR the ratification of appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for the 2017 fiscal year.

REAPPROVAL OF THE MATERIAL TERMS FOR PAYMENT OF PERFORMANCE-BASED INCENTIVE COMPENSATION UNDER THE MERIDIAN BIOSCIENCE, INC. 2012 STOCK INCENTIVE PLAN

(Item 4 on the Proxy Card)

We are asking our shareholders to reapprove the material terms of the performance goals used for payment of performance-based incentive compensation to certain covered employees of the Company under our 2012 Stock Incentive Plan (the “2012 Plan”). The 2012 Plan, including the material terms of the performance goals under the 2012 Plan, was approved by our shareholders at our 2012 Annual Meeting. We are not amending the 2012 Plan nor are we asking shareholders to approve an increase in the number of shares available under the 2012 Plan.

Our sole purpose in asking shareholders to reapprove the material terms of the performance goals used for payment of performance-based compensation under the 2012 Plan is to enable us to continue to grant incentive compensation structured in a manner intended to qualify as tax-deductible, performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Our incentive compensation programs are intended to promote the interests of the Company and its shareholders by rewarding Company executives with incentive compensation based upon the level of achievement of financial, business, operational and other performance objectives established in accordance with these material terms.

Although the 2012 Plan was previously approved by our shareholders, Section 162(m) requires shareholders to approve the material terms of the performance goals that may be used for payment of performance-based compensation in the 2012 Plan every five years.

Background

Section 162(m) of the Internal Revenue Code limits publicly-held companies such as the Company to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees (as defined in Section 162(m), generally the chief executive officer, and the three most highly compensated officers, other than the chief financial officer). However, performance-based compensation is excluded from this limitation. The 2012 Plan is designed to permit the Compensation Committee to grant awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(1)	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(2)	the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(3)	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by shareholders of the corporation in a separate vote before payment is made; and

(4)	the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

Under Section 162(m), the compensation committee must establish the performance goal in writing within the first 90 days after the commencement of the performance period, but in no event no later than before 25% of the performance period has lapsed.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (1) above) is deemed satisfied, and the certification requirement (summarized in (4) above) is inapplicable, if the grant or award is made by the Compensation Committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Under the Internal Revenue Code, a director is an “outside director” of the Company if he or she is not a current employee of the Company; is not a former employee who receives compensation for prior services (other than under a tax-qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the Company in any capacity other than as a director.

Therefore, we are asking shareholders to reapprove the material terms of the performance goals under which performance-based compensation will be paid under the 2012 Plan. For purposes of Section 162(m), the material terms of performance-based compensation include (i) the employees eligible to receive such compensation; (ii) a description of the business criteria upon which the performance goals are based (i.e., performance measures); and (iii) the maximum amount of compensation that can be paid to an employee as performance-based compensation during a specified time period (i.e., award limit). Each of these aspects of the Company’s performance-based incentive compensation under the 2012 Plan is discussed below. The Compensation Committee has, and will continue to have, the discretion and authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m) and nothing requires the Company to grant any compensation to any employee that is exempt from the limits on deductibility under Section 162(m).

Set forth below are: (i) a summary of the principal features of the 2012 Plan, including the material terms of the performance-based compensation that may be issued under it; and (ii) a description of the U.S. federal income tax consequences under the 2012 Plan.

1. Summary of the 2012 Stock Incentive Plan

The following is a summary of the material terms of the 2012 Plan and is qualified in its entirety by the full text of the 2012 Plan, which is set forth as Annex A to this proxy statement.

Objectives of the 2012 Plan

The Board believes that stock-based awards are an important element of the Company’s compensation programs. The 2012 Plan promotes the Company’s compensation philosophy and objectives by: (i) providing long-term incentives to those persons with significant responsibility for the success and growth of the Company; (ii) motivating participants to achieve the long-term success and growth of the Company; (iii) providing a vehicle to tie a significant portion of compensation to the long-term performance of the Company’s shares; (iv) enabling the Company to attract and retain skilled and qualified officers, other employees, directors, and consultants who are expected to contribute to the Company’s success in a competitive market for such individuals; (v) facilitating ownership of the Company’s shares; and (vi) aligning the personal interests of officers, employees, and others in the Company’s long-term growth and profitability with the interests of the Company’s shareholders. As of December 1, 2016, approximately 2,940,000 shares remained available for grant under the 2012 Plan. Information on the total number of shares available under the Company’s existing equity compensation plans and subject to outstanding options and rights is presented in the Equity Compensation Plan Information table on page 11.

The 2012 Plan allows the Company the flexibility to grant a variety of stock and stock-based awards, including stock options and stock appreciation rights, granted separately or in tandem with each other, and restricted shares and restricted share units, both time vested or conditioned on the attainment of performance goals. All stock incentive awards to the Company’s most highly compensated executives that may be made over the next few years are expected to be granted under the 2012 Plan.

Shares Subject to the 2012 Plan

The aggregate number of common shares that may be issued under the 2012 Plan is 3,000,000. The 2012 Plan provides for appropriate adjustments in the number of shares subject to the 2012 Plan (and other share limitations contained therein and described below) and to grants previously made if there is a share split, dividend, reorganization, or other relevant change affecting the Company’s corporate structure or its shares. If shares under an award are not issued prior to the expiration, termination, cancellation or forfeiture of the award, then those shares would again be available for inclusion in future grants.

Closing Quotation

The closing quotation of Meridian common stock on December 1, 2016 was $17.35 per share.

Other Share Limitations

The maximum number of shares subject to restricted shares or restricted share units that may be granted under the 2012 Plan is 1,000,000. The maximum number of shares subject to stock options that may be granted under the 2012 Plan is 3,000,000. The maximum number of shares subject to restricted shares or restricted share units that may be granted to an individual in a calendar year is 100,000 shares, and the maximum number of shares subject to stock options or stock appreciation rights that may be granted to an individual in a calendar year is 300,000 shares.

Eligible Participants

Officers and key employees of the Company, any consultant to the Company, and the Company’s non-employee directors are eligible to receive awards under the 2012 Plan. Awards are granted to those persons with significant responsibility for the Company’s success and growth.

Administration

The 2012 Plan is administered by a committee (the “Committee”) consisting of at least three directors appointed by the Board, all of whom meet the definitions of the terms “outside director” set forth in the regulations under Section 162(m), “independent director” set forth in The Nasdaq Stock Market, Inc. rules, and “non-employee director” set forth in Rule 16b-3 under the Exchange Act. Unless determined otherwise by the Board, the Compensation Committee will administer the 2012 Plan and has the authority under the 2012 Plan to: (i) select the employees, consultants, and Directors to whom awards are granted; (ii) determine the type and timing of awards and the appropriate award agreement evidencing each award; (iii) determine the number of shares covered by each award and all other terms and conditions of awards, not inconsistent with the terms of the 2012 Plan; (iv) determine whether an award is, or is intended to be, performance based compensation within the meaning of 162(m); (v) determine whether terms, conditions, and objectives have been met or, including, without limitation, making certifications related thereto, if permissible, should be modified or waived, not inconsistent with the terms of the 2012 Plan; (vi) cancel or suspend an award, or determine whether an amount or payment of an award should be reduced or eliminated; (vii) determine administrative rules, guidelines, and practices governing the 2012 Plan; and (viii) interpret the provisions of and otherwise supervise the administration of the 2012 Plan.

Stock Options

Stock options granted under the 2012 Plan must be in the form of either ISOs, which meet the requirements of Section 422 of the Code, or nonqualified stock options (“NQSOs”), which do not meet those requirements. The term of a stock option is fixed by the Committee, but may not exceed ten years, and stock options are exercisable at such time or times as determined by the Committee. The exercise price of a stock option cannot be less than the fair market value of the shares on the date of grant, which generally means the last closing price of a share as reported on The Nasdaq Stock Market on the date of the grant. The grantee may pay the stock option exercise price either in cash or such other manner authorized in the 2012 Plan or the applicable award agreement, including the tender of shares. Shares tendered by participants as full or partial payment of the exercise price will not become available for issuance under the 2012 Plan. The 2012 Plan prohibits stock option repricing.

Code Limitations on Incentive Stock Options

The Code currently places certain limitations on ISO awards. In addition to the other limitations described in the 2012 Plan, an ISO may only be granted to full or part-time employees (including officers and Directors who are also employees) of the Company. The total fair market value of shares subject to ISOs which are exercisable for the first time by any participant in any given calendar year cannot exceed $100,000 (valued as of the date of grant). No ISO may be exercisable more than three months following termination of employment for any reason other than death or disability, nor more than one year with respect to disability terminations, or such stock option will no longer qualify as an ISO and shall be treated as an NQSO. ISOs will also be non-transferable in accordance with the provisions of the Code. Additional restrictions apply to the grant of ISOs to holders of more than 10% of the Company’s outstanding Common Stock.

Stock Appreciation Rights

The Committee may grant stock appreciation rights (“SAR”) separately or in connection with a stock option granted under the 2012 Plan. If a grantee exercises a SAR, the grantee will receive an amount equal to the excess of the then-fair market value of the shares with respect to which the SAR is being exercised over the stock option exercise price of the shares, in the case of a SAR in connection with a stock option, or the exercise price of the SAR, in the case of an independent SAR. The SAR exercise price must be at least 100% of the fair market value of the underlying shares on the date of grant, and the term of such SAR may not exceed ten years. Payment may be made in cash, in shares, or in a combination of cash and shares, as the Committee determines. If a SAR granted in connection with a stock option is exercised in whole or in part, the right under the related stock option to purchase shares with respect to which the SAR has been exercised will terminate to the same extent. If a stock option is exercised, any SAR related to the shares purchased upon exercise of the stock option will terminate. To the extent that the number of shares reserved for issuance upon the grant of a SAR exceeds the number actually issued upon exercise of a SAR, such shares will not become available for issuance under the 2012 Plan. The 2012 Plan prohibits SAR repricing.

Restricted Share and Restricted Share Unit Awards

The Committee may grant restricted share awards which consist of shares issued by the Company to a participant for no consideration, or for a purchase price which may be below their fair market value, and are subject to forfeiture in the event of termination of the participant’s employment prior to vesting and subject to restrictions on sale or other transfer by the participant. Unless otherwise determined by the Committee, participants who hold restricted shares have voting rights with respect to the shares and have the right to receive dividend distributions, in cash or shares, payable to the extent the restrictions on the applicable restricted shares lapse. The Committee may also grant restricted share unit awards which are substantially similar to restricted share awards but which generally do not give the participant-holder the rights of a shareholder prior to lapse of the restrictions and, upon such lapse, may be settled in cash, shares, or a combination of both. The Committee may provide for the payment in cash or shares equal to the amount of dividends paid from time to time on the number of shares that would become payable upon vesting of the restricted share unit award. The Committee may provide that restrictions lapse after the passage of time (time-vested), upon certain events (such as death, disability, or retirement) or upon the attainment of specified performance objectives (performance-vested). The Committee may waive any restrictions or accelerate the date or dates on which restrictions lapse except no waiver may apply to a term that is not within the Committee’s discretion to waive under the 2012 Plan.

Performance Based Exception

The Committee may grant awards in a manner that is intended to qualify for the performance based exception to the deductibility limitations of Section 162(m) and conditioned upon the achievement of performance goals as the Committee shall determine, in its sole discretion. The performance goals shall be based on one or more performance measures, and the Committee shall specify the time period or periods during which the performance goals must be met. The performance measure(s) may be described in terms of objectives that are related to the individual participant, the Company, or a subsidiary, division, department, region, function, or business unit of the Company, and shall consist of one or more or any combination of the following criteria: cash flow, profit, revenue, stock price, market share, sales, net income, operating income, return ratios, earnings per share, earnings (which may include an add back for taxes, interest, and/or depreciation and amortization), operating earnings, profit margins, earnings per Common Share, favorable comparison to established budgets, return on shareholders’ equity, return on assets, attainment of strategic and operational initiatives, comparisons with various stock market indices, reduction in costs or a combination of such factors, personal performance measures, working capital, total assets, net assets, return on sales, return on invested capital, gross margin, costs, shareholders’ equity, shareholder return and/or productivity or productivity improvement. Performance goals may be expressed in absolute terms or relative to the performance of other entities or the prior performance of Meridian. The Committee may adjust or modify the performance objectives or periods, provided that any such modifications meet the requirements of Section 162(m), to the extent applicable unless the Committee determines that such requirements should not be satisfied. Awards intended to qualify for the performance based exception shall not vest or be paid until the Committee certifies that the performance goals have been achieved.

Unrestricted Share Awards

The Committee may grant unrestricted shares on a bonus or other basis for no cash consideration.

Transferability of Awards

No award is transferable other than by will or the laws of descent and distribution, except the Committee may, in its discretion, provide that an award (other than an ISO) is transferable without consideration to a participant’s family member (as defined in the 2012 Plan), subject to such terms and conditions as the Committee may impose. All awards shall be exercisable, during the participant’s lifetime, only by the participant or a permitted transferee.

Termination of Employment

Generally, awards are forfeited upon a participant’s termination of employment; however, the 2012 Plan provides that the Committee: (i) may allow a participant to exercise vested stock options or SARs for a period of time after termination, if not terminated for cause; and (ii) has discretion to provide the extent to which, if any, the vesting of any award is accelerated or forfeited due to a participant’s, death, disability, or retirement, provided that, for awards intended to be performance-based compensation within the meaning of Section 162(m), no vesting may occur or no distribution may be made prior to the attainment of the performance goals, unless otherwise provided by Section 162(m).

Change in Control

Except as otherwise provided in an award agreement, upon a “change in control” as defined in the 2012 Plan: (i) all outstanding stock options and SARs automatically become fully exercisable; and (ii) all restricted share and restricted share unit awards automatically become fully vested.

Recoupment Policy

Awards are subject to forfeiture or repayment pursuant to the terms of any applicable compensation recoupment or recovery policy adopted by the Company, Committee, or Board, including any policy adopted to comply with the rules of any stock exchange on which the shares are traded or the SEC.

Plan Benefits

Below are benefits which Meridian has awarded and anticipates will be awarded to the individuals and groups under the 2012 Plan in the 2017 fiscal year.

Name and Position	Number of Stock Options		Number of Restricted Stock Unit Awards
John A. Kraeutler Chairman of the Board, Chief Executive Officer and President	100,000	(1)	50,000	(2)
Melissa A. Lueke Executive Vice President, Chief Financial Officer and Secretary	—		20,000	(2)
Richard L. Eberly Executive Vice President, President, Chief Commercial Officer	—		20,000	(2)
Lawrence J. Baldini Executive Vice President, President, Global Operations	—		20,000	(2)
Marco G. Calzavara President and Managing Director, Meridian Bioscience Europe	—		20,000	(2)
Executive Group	—		100,000	(2)
Non-Executive Director Group	60,000	(3)	—
Non-Executive Officer Employee Group	—		180,000	(2)

(1)	Granted in connection with Mr. Kraeutler’s Amended and Restated Employment Agreement dated October 3, 2016, with half of the options vesting on September 30, 2017 and September 30, 2018, respectively, so long as he is employed on such dates.
(2)	Half of each award is time-based, vesting in full November 15, 2020, while the other half is earned 25% per year over four years, subject to attainment of a specified earnings target for fiscal 2017. If the target is not achieved, the RSUs are forfeited.
(3)	Annual award of 12,000 options upon election to the Board of Directors.

Equity Compensation Plan Information

The following table presents summary information as of September 30, 2016 with respect to all of our equity compensation plans (number of securities information in thousands):

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	780	$20.974	3,267

Total (2)	780	$20.974	3,267

(1)	2004 Equity Compensation Plan, as amended 2012 Stock Incentive Plan
(2)	Weighted-average remaining term of 6.05 years

Discontinuation of 2012 Plan, Amendments, and Award Substitutions

The Board may amend, alter, or discontinue the 2012 Plan at any time, provided that any such amendment, alteration, or discontinuance has been approved by the Company’s shareholders, if shareholder approval is required under applicable laws, regulations, or exchange requirements (including for the purpose of qualification under Section 162(m) as “performance-based compensation”), and does not materially and adversely impair the rights of any grantee, without his or her consent, under any award previously granted. The 2012 Plan could be amended without shareholder approval in certain nonmaterial ways that could result in an increased cost to the Company. No Awards shall be made under the 2012 Plan after the tenth anniversary of the effective date.

2. Certain Federal Tax Consequences with Respect to Awards

The following information is not intended to be a complete discussion of the U.S. federal income tax consequences of participation in the 2012 Plan and is qualified in its entirety by references to the Code and the regulations adopted under the Code. The provisions of the Code described in this section include current tax law only and do not reflect any proposals to revise current tax law. The federal income tax consequences applicable to officers, directors, and other persons who are subject to potential liability under Section 16(b) of the Exchange Act may be different than the federal income tax consequences applicable to persons who are not subject to Section 16(b). The federal income tax consequences applicable to all persons, whether or not subject to Section 16(b), are described below.

Incentive Stock Options

Generally, under the Code, an optionee will not realize taxable income by reason of the grant or exercise of an ISO granted pursuant to the 2012 Plan (see, however, discussion of alternative minimum tax below). If an optionee exercises an ISO and does not dispose of the shares until the later of (i) two years from the date the option was granted; and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and Meridian will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a “disqualifying disposition”), the optionee generally will realize ordinary income in the year of disposition and Meridian will receive a corresponding deduction in an amount equal to the excess of (i) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (ii) the option price. Any additional gain realized on the disposition will be short-term or long-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he or she sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to a spouse). If the disposition is by sale or exchange, the optionee’s tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying disposition.

The exercise of an ISO may subject the optionee to the so-called “alternative minimum tax” (“AMT”). The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the AMT. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the ISO, no adjustment is then required for purposes of the AMT, but regular income tax, as described above, may result from such disqualifying disposition.

An optionee who surrenders shares as payment of the exercise price of his or her ISO generally will not recognize gain or loss on his or her surrender of such shares. The surrender of shares previously acquired upon exercise of an ISO in payment of the exercise price of another Incentive Stock Option, is, however, a “disposition” of such stock. If the ISO holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

Under the Code, all of the shares received by an optionee upon exercise of an ISO by surrendering shares will be subject to the Incentive Stock Option holding period requirements. Of those shares, a number of shares (the “Exchange Shares”) equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of a disqualifying disposition of the surrendered shares if they were ISO shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The ISO holding period for all shares will be the same as if the option had been exercised for cash.

Non-Qualified Stock Options

Generally, there will be no federal income tax consequences to either the optionee or Meridian on the grant of NQSO pursuant to the 2012 Plan. On the exercise of a NQSO, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. Meridian will be entitled to a federal income tax deduction (subject to the limitations contained in Section 162(m)) in an amount equal to such excess, provided that Meridian complies with applicable reporting rules.

Upon the sale of stock acquired by exercise of a NQSO, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. For individuals, capital losses are deductible only to the extent of capital gains for the year plus $3,000. An optionee who surrenders shares in payment of the exercise price of a NQSO will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Stock Option and the delivery of such shares is a disqualifying disposition. See “Incentive Stock Options” above. The optionee will recognize ordinary income on the exercise of the NQSO as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered have the same tax basis and capital gains holding period as the shares surrendered. The balance of shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

Stock Appreciation Rights

A participant who is awarded a SAR will not have taxable income upon the grant of such SAR and Meridian will not be entitled to a tax deduction by reason of such grant. Upon the exercise of a SAR, a participant will recognize taxable ordinary income equal to the amount of cash and the fair market value of any shares of common stock received. Meridian may generally claim a deduction at that time equal to the amount recognized as ordinary income by the participant.

Restricted Share and Restricted Share Unit Awards

The taxability of a restricted share and restricted share unit awards to a participant is dependent upon the extent to which the award is restricted on the date of grant. If the award is either transferable or not subject to a substantial risk of forfeiture, a participant will recognize taxable ordinary income on the date of grant. If the award is both non-transferable and subject to a substantial risk of forfeiture on the date of grant, then unless an election is made as described below, a participant will not recognize taxable ordinary income on the date of grant, but will at such time or times as an award becomes either transferable or not subject to a substantial risk of forfeiture in an amount equal to the fair market value of such shares at that time. Within thirty days of receipt of an award that is not transferable and subject to a substantial risk of forfeiture, a participant may file an election with the Internal Revenue Service to include as taxable ordinary income in the year of receipt an amount equal to the fair market value of the shares subject to the award at the time of receipt. In such event, any subsequent appreciation in the value of such shares will not be taxable as compensation to a participant upon the vesting of shares subject to the award. However, if shares subject to the award are forfeited subsequent to such election, a participant will not be entitled to a tax deduction. For purposes of determining the amount of taxable gain or loss upon a subsequent disposition of shares issued pursuant to such an award, the amount of ordinary income to a participant will be treated as the cost basis for such shares. Shares which are held for more than one year after vesting (or in the event of an election as described above, the date of receipt) generally will qualify for long-term capital gain treatment. Meridian will be entitled to a deduction in such amount and at such time as ordinary income becomes taxable to the participant.

Application of Section 409A to Deferred Compensation Arrangements

The 2012 Plan provides that the Committee may permit recipients of Awards to defer the distribution of all or part of any Award in accordance with such terms and conditions as the Committee shall establish. To the extent that a participant makes such a deferral election, Section 409A of the Code, which was enacted as part of the American Jobs Creation Act of 2004, subjects the deferral arrangement to certain substantive requirements including (among other items) deferral election and payment timing requirements. In the event that a deferral arrangement fails to comply with Code Section 409A in form or operation, a participant may become subject to: (i) the imposition of Federal income tax on all amounts deferred in the tax year in which the amounts are deferred (or, if later, in the tax year when the receipt of the benefits are no longer subject to a substantial risk of forfeiture); (ii) a penalty tax of 20 percent of the includable amount (in addition to the regular income tax at ordinary income rates); and (iii) interest at the underpayment rate plus 1 percent from the time the amount was first deferred (or, if later, the tax year when the benefits are no longer subject to a substantial risk of forfeiture) until the time the amount is included in income.

Withholding of Tax; Company Deduction

Generally, whenever a participant realizes ordinary income under the 2012 Plan, a corresponding deduction is available to Meridian provided Meridian complies with certain reporting requirements. Under Section 162(m), however, Meridian will be denied a deduction for certain compensation exceeding $1,000,000 paid to its “covered employees,” who generally are the Chief Executive Officer and the four other highest paid executive officers, excluding (among other things) certain performance-based compensation.

Meridian is entitled to withhold, or secure payment from a participant in lieu of withholding, the amount of any tax required by law to be withheld or paid by Meridian with respect to any amount payable or shares issuable under a participant’s award.

Conclusion

The foregoing summarizes the U.S. federal income tax consequences, and does not include a discussion of state and local income tax or foreign tax consequences of participation in the 2012 Plan. Participants are encouraged to consult their own tax advisors regarding the federal, state and local tax consequences in their particular circumstances and with respect to their particular awards.

Board Recommendation

The Board of Directors believes it is in the best interests of the Company and its shareholders to enable the Company to implement incentive compensation arrangements that are intended to qualify as tax-deductible, performance-based compensation under Section 162(m). The Board of Directors recommends that shareholders approve, for Section 162(m) purposes, the material terms for the payment of performance-based incentive compensation by the Company under the 2012 Plan, as set forth above. However, shareholder approval of the material terms is only one of several requirements under Section 162(m) that must be satisfied for incentive compensation to qualify for the “performance-based” compensation exemption. The rules and regulations promulgated under Section 162(m) are complicated and may change from time to time, sometimes with retroactive effect. As such, there can be no guarantee that any incentive compensation award intended to qualify as performance-based compensation within the meaning of Section 162(m) will so qualify. In addition, nothing in this proposal prevents the Company or the Compensation Committee from making any payment or granting awards that do not (and are not intended to) qualify for tax deductibility under Section 162(m).

The affirmative vote of a majority of votes cast is required for this proposal to pass.

The Board of Directors recommends that shareholders vote FOR the reapproval of the material terms for payment of performance-based incentive compensation under the Meridian Bioscience, Inc. 2012 Stock Incentive Plan.

CORPORATE GOVERNANCE

As an Ohio corporation, Meridian is governed by the corporate laws of Ohio. Since its common shares are publicly traded on the Nasdaq Global Select Market stock exchange, and it files reports with the Securities and Exchange Commission, it is also subject to Nasdaq rules and federal securities laws.

Board Leadership Structure

Governance of the corporation is placed in the hands of the Directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Meridian on your behalf. The Board reviews Meridian’s long-term strategic plans and exercises direct decision making authority in all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of certain company policies.

The Board operates and evaluates its performance in accordance with Corporate Governance Guidelines approved by the Board. These Guidelines are available at our website www.meridianbioscience.com.

The Board of Directors is responsible for evaluating and determining Meridian’s leadership structure, and believes that at this point in time one individual should serve in the capacities of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”). It is the Board’s belief that such a structure currently provides the Company with the right foundation to pursue its strategic and operational objectives, while maintaining effective oversight and objective evaluation of the Company’s performance. Currently, these key executive positions are held by Mr. John A. Kraeutler. As Chairman and CEO, Mr. Kraeutler is responsible for (i) general Board activities including setting agendas for Board meetings and presiding over all meetings of the Board and shareholders; and (ii) general management, oversight, supervision and control of the business affairs of Meridian, and ensuring that all orders and resolutions of the Board are put into effect.

Mr. David C. Phillips has been appointed by the Board to serve as Lead Director. The Board has determined that the Lead Director shall (i) in consultation with the non-management Directors, advise the Chairman as to an appropriate schedule of Board meetings and review and provide the Chairman with input regarding the agendas for each Board meeting; (ii) preside at all meetings at which the Chairman is not present, including Executive Sessions of the non-management Directors, and apprise the Chairman of the issues considered thereat; (iii) call meetings of the non-management Directors when necessary and appropriate; and (iv) perform such other duties as the Board may from time to time designate. We believe that this leadership structure is currently the most appropriate for Meridian, particularly in light of the requirement noted below that all Committees of the Board are comprised solely of independent Directors.

In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in the Nasdaq listing standards and Exchange Act rules. Meridian’s Director Independence Standards are available at our website www.meridianbioscience.com. Based on these standards, the Board has determined that each of the following members of the Board are independent: James M. Anderson, Dwight E. Ellingwood, John C. McIlwraith, David C. Phillips and Catherine A. Sazdanoff.

During fiscal 2016, the Board of Directors met on five occasions and took no actions in writing. The independent Directors plan to meet as necessary during fiscal 2017 without the presence of management Directors. During fiscal 2016, the independent members of the Board periodically met in executive session without the presence of management Directors following regularly scheduled Board meetings.

Meridian expects all Directors to attend shareholders’ meetings and all current Directors serving at that time were in attendance at the 2016 Annual Shareholders’ Meeting.

Shareholders may communicate with the full Board or individual Directors on matters concerning Meridian by mail or through our website, www.meridianbioscience.com, in each case to the attention of the Secretary, the address for whom is set forth on page 39 of this proxy statement.

The Board’s Role in Risk Oversight

The Board of Directors, as a whole and also at the Committee level, plays a key role in operational risk oversight at Meridian and works with management to understand the risks the Company faces, the steps that management is taking to manage those risks and the level of risk appropriate for the Company in light of its overall business strategy. The Board approves the high level strategies, financial plans and policies of Meridian, setting the tone and direction for the appropriate levels of risk-taking within the organization.

While overall responsibility for risk oversight rests with the Board, it is the Audit Committee that has been given the primary responsibility of monitoring and evaluating the adequacy of management’s risk assessment and risk management practices. This role is carried out through its charter-mandated responsibilities related to Meridian’s (i) overall financial risks and exposures; (ii) financial statement risks and exposures; (iii) financial reporting processes; (iv) compliance with ethics policies, such as the Code of Ethics, Employee Complaint Policy, Security Trading Policies and the Foreign Corrupt Practices Act Policy; and (v) compliance with governmental and legal regulations, including those contained within the Sarbanes-Oxley Act. The Audit Committee provides regular reports to the full Board and works closely with management to update the full Board, as necessary, on matters identified through these Committee risk oversight roles.

The Board has adopted a Code of Ethics applicable to Meridian’s officers, Directors and employees. This Code of Ethics is posted on www.meridianbioscience.com. To the extent permitted by Nasdaq Marketplace Rule 5610, any amendments to or waivers from the Code of Ethics will be posted on our website within four business days after the date of an amendment.

Committees of the Board of Directors

The Directors have organized themselves into the Committees described below. Each of these Committees has a charter posted on www.meridianbioscience.com. Meridian does not have an Executive Committee of its Board of Directors. The following table identifies membership and the Chairman of each of the current standing committees of the Board, as well as the number of times each committee met during the fiscal year.

Director	Audit	Compensation	Nominating and Corporate Governance
James M. Anderson	Member	Chair	Member

Dwight E. Ellingwood			Chair

John C. McIlwraith		Member	Member

David C. Phillips	Chair	Member

Catherine A. Sazdanoff	Member

Meetings in 2016	9	6	4

The Audit Committee is comprised of David C. Phillips (Chairman), James M. Anderson and Catherine A. Sazdanoff (effective January 27, 2016). The Committee met nine times during fiscal 2016 and took no actions in writing. Each member is able to read and understand fundamental financial statements. David C. Phillips has been designated as an Audit Committee financial expert as that term is defined by the Securities and Exchange Commission.

The Committee oversees the accounting and financial reporting processes of Meridian and the audits of its financial statements by its independent registered public accounting firm. The Committee is solely responsible for the appointment, compensation, retention and oversight of Meridian’s independent registered public accounting firm. The Audit Committee also evaluates information received from Meridian’s independent registered public accounting firm and management to determine whether the independent registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Meridian concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

The Audit Committee, or its Chairman, approves all audit and non-audit services performed for Meridian by its independent registered public accounting firm before those services are commenced. The Chairman reports to the full Committee at each of its meetings regarding pre-approvals he made since the prior meeting and the Committee approves what he has done between meetings. For these purposes, the Committee or its Chairman is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

As previously noted, the Audit Committee also bears primary risk oversight responsibilities, including responsibilities such as (i) overseeing the risks and exposures relating to the Company’s financial statements and financial reporting process; (ii) overseeing the Company’s policies and procedures for monitoring and mitigating such risks and exposures; and (iii) reviewing management’s monitoring of the Company’s compliance with established ethics and legal policies and procedures.

The Committee has submitted the following report for inclusion in this proxy statement.

REPORT OF THE AUDIT COMMITTEE

On January 26, 2016, the Audit Committee met with representatives of Grant Thornton LLP and Meridian’s internal accountants, at which time the Grant Thornton LLP representatives presented to the Committee the results of their work, including their review of Meridian’s first quarter consolidated financial statements, and updated the Committee on the new Public Company Accounting Oversight Board (“PCAOB”) standard regarding related party transactions. In addition, the Committee discussed the timing and scope of the planned Sarbanes-Oxley and internal audit work for fiscal 2016, and received an update regarding certain of the Company’s information technology (“IT”) and cyber security endeavors.

On April 26, 2016, the Committee met with representatives of Grant Thornton LLP and Meridian’s internal accountants, at which time the Grant Thornton LLP representatives presented to the Committee the results of their work for their review of Meridian’s second quarter consolidated financial statements and the timing and scope of their engagement for the audit of Meridian’s fiscal 2016 consolidated financial statements. In addition, the Committee reviewed and discussed the Company’s Global Customs and Import Policy, which it recommended to the Board for approval, and received an IT security update.

On July 26, 2016, the Committee met with representatives of Grant Thornton LLP and Meridian’s internal accountants, at which time the Grant Thornton LLP representatives presented to the Committee the results of their work for their review of Meridian’s third quarter consolidated financial statements. Additionally, the Committee received an update on the Company’s ongoing cyber security review, disaster recovery planning, Magellan integration and activities associated with expanded business in China.

At its meeting on August 31, 2016, the Committee reviewed management’s outlook for 2016 and the Company compliance update related to Sarbanes-Oxley requirements. The Committee discussed the results of testing performed by an independent organization, which once again concluded that the

Company had proper and adequate general IT controls in place. The Committee also performed its annual risk assessment and approved related party transactions. In addition, Grant Thornton LLP representatives reviewed the status of their internal control and interim testing being performed in connection with the fiscal 2016 audit.

At its meeting on November 7, 2016, the Committee reviewed and discussed with management, Grant Thornton LLP and Meridian’s accounting officers the results of the audit for fiscal 2016, including the financial results. The Committee discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standards No. 16, as amended (PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees). The Grant Thornton LLP representatives reviewed with the Committee written disclosures required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, discussed with the Committee the independent accountants’ independence, and presented a letter regarding that matter to the Committee. The Committee discussed with Grant Thornton LLP its independence. In concluding that the auditors are independent, we determined, among other things, that the non-audit services provided by the auditors were compatible with their independence. In addition, the Committee approved the Audit Committee Charter and received an IT security update.

Based on the above mentioned review and review of the audited consolidated financial statements, on November 21, 2016, the Committee recommended that the audited consolidated financial statements of Meridian be included in its Annual Report on Form 10-K for the year ended September 30, 2016 for filing with the Securities and Exchange Commission.

During its meetings throughout the year, the Committee reviewed and assessed the Company’s financial statements, financial control, financial reporting, and certain legal and regulatory risk exposures, including reviewing procedures related to the receipt, retention and treatment of any complaints concerning accounting, internal accounting controls or auditing matters. Also during its meetings throughout the year, the Chairman of the Audit Committee reported to the full Committee the independent accountants’ fees that had been pre-approved and the Committee approved such fees. Certain fees were pre-approved by the full Committee. The Committee also reviewed the requirements of and Meridian’s ongoing compliance with Section 404 of the Sarbanes-Oxley Act.

During 2016, under the oversight of the Nominating and Corporate Governance Committee, an evaluation of the Board and Committees was performed by a third party. The results of the evaluation were reviewed by the Board on November 7, 2016.

Respectfully submitted,

Audit Committee

David C. Phillips (Chairman)

James M. Anderson

Catherine A. Sazdanoff

The Compensation Committee is comprised of James M. Anderson (Chairman), John C. McIlwraith (effective January 27, 2016) and David C. Phillips and is responsible for establishing compensation for Executive Officers and administering the Company’s compensation plans. This includes establishing salary levels and bonus plans, making bonus and stock-based awards, and otherwise dealing in all matters concerning compensation of the Executive Officers. During fiscal 2016, the Compensation Committee met six times, and took no actions in writing.

In general, the Compensation Committee annually reviews the Company’s compensation programs and its philosophy in setting performance targets in November of each year. At that time, the Company provides the Compensation Committee with information on total compensation received for all Executive Officers, including the sources of such compensation, for the immediately preceding fiscal year and recommendations for the current fiscal year. In discharging the responsibilities of the Board of Directors relating to compensation of the Company’s CEO and other Executive Officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of the Company’s CEO and other Executive Officers; and (ii) to oversee the compensation policies and programs of the Company, including stock and benefit plans. The Compensation Committee’s specific functions include adopting, administering and approving the Company’s incentive compensation and stock plans and awards, including amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee has the authority to engage consultants and advisors. The Compensation Committee engaged a compensation consultant in 2016, and this engagement is further described in the Compensation Discussion and Analysis on page 23. In 2016 the Committee also reviewed its Charter and conducted a self-assessment, facilitated by a third party.

The Compensation Committee determines the amount and mix of compensation components for the Chairman and CEO, Mr. Kraeutler. As Chairman and CEO, Mr. Kraeutler provides recommendations to the Compensation Committee with respect to the compensation to be paid to the other Named Executive Officers and also provides limited input regarding the compensation to be paid to the non-employee members of the Board.

To achieve compensation objectives, the Committee believes it is important to provide competitive levels of compensation to retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The Committee believes Meridian’s long-term objectives can be achieved through cash incentive compensation plans and equity incentive compensation plans.

The Compensation Committee’s processes and procedures for the consideration and determination of Executive and Director compensation are discussed in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an officer or employee of the Company. None of the members of the Compensation Committee is or was a participant in any related person transaction in fiscal 2016 (see the section entitled “Transactions With Related Persons” in this proxy statement for a description of our policy on related person transactions). Lastly, none of the members of the Compensation Committee are an Executive Officer of another entity at which one of our Executive Officers serves on the Board of Directors. No Named Executive Officer of Meridian serves as a Director or as a member of a committee of any company of which any of the Company’s non-employee Directors are Executive Officers.

The Nominating and Corporate Governance Committee consists of Dwight E. Ellingwood (Chairman), James M. Anderson and John C. McIlwraith. The Committee met four times during fiscal 2016 and took no actions in writing. On November 9, 2016, the Committee considered and nominated the current Directors for re-election. The Committee identifies qualified nominees for the Board, determines who will be nominated by the Company for election to the Board and recommends to the full Board any changes in the size of the Board. The Committee also reviewed its Charter and oversaw a third-party-facilitated self-assessment of the Board and its committees.

In nominating Directors, the Committee takes into account, among other factors which it may deem appropriate, the judgment, skill, diversity, and business experience of the potential nominee and the needs of the Board as its function relates to the business of the Company. The Committee considers candidates for nomination from a variety of sources including recommendations of shareholders. Shareholders desiring to submit recommendations for nominations by the Committee should direct them to the Chairman of the Nominating and Corporate Governance Committee in care of the Company at its address shown on the cover page of this proxy statement.

The Nominating and Corporate Governance Committee will assess the qualifications of all candidates for the Board on an equal basis. In identifying and considering candidates for nomination to the Board, the Committee considers, among other factors, quality of experience, the needs of the Company and the range of talent and experience currently represented on the Board. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors, nor does the Committee have a formal policy with respect to diversity. However, the Committee, working with the Board, considers the diversity of all of the Company’s stakeholders – including shareholders, employees and customers – when engaging in corporate governance discussions.

DIRECTORS AND EXECUTIVE OFFICERS

This table lists the Executive Officers and Directors of Meridian and shows the number of shares beneficially owned, as determined under SEC rules, on November 30, 2016. Beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares that the individual has the right to acquire within 60 days.

		Common Stock Beneficially Owned
Name	Position	Amount[1]	Percentage
John A. Kraeutler	Chairman of the Board, Chief Executive Officer, President and Director	373,962	*
Richard L. Eberly[2]	Executive Vice President, President, Chief Commercial Officer	12,219	*
Lawrence J. Baldini[3]	Executive Vice President, President, Global Operations	55,434	*
Melissa A. Lueke[4]	Executive Vice President, Chief Financial Officer and Secretary	115,071	*
Vecheslav A. Elagin[5]	Executive Vice President, Research & Development	29,886	*
Susan D. Rolih[6]	Executive Vice President, Global Regulatory & Quality Systems	121,110	*
Amy M. Winslow[7]	Executive Vice President, President and Chief Executive Officer, Magellan	—	*
Marco G. Calzavara[8]	President and Managing Director, Meridian Bioscience Europe	12,424	*
James M. Anderson[9,10,11]	Director	75,000	*
Dwight E. Ellingwood[11]	Director	29,500	*
John C. McIlwraith[10,11]	Director	20,000	*
David C. Phillips[9,10]	Director	109,626	*
Catherine A. Sazdanoff[9]	Director	24,700	*

All Executive Officers and Directors as a Group		978,932	2.3%

[1]

Includes options currently exercisable and/or exercisable within 60 days for Mr. Kraeutler of 150,000 shares; Mr. Eberly of 11,500 shares; Mr. Baldini of 500 shares; Dr. Elagin of 17,000 shares; Ms. Rolih of 4,950 shares; Mr. Anderson of 64,000 shares; Mr. Ellingwood of 22,500 shares; Mr. McIlwraith of 17,000 shares; Mr. Phillips of 71,500 shares; and Ms. Sazdanoff of 17,000 shares.

[2]

Richard L. Eberly was appointed Vice President of Sales and Marketing in January 1997, Executive Vice President in May 2000, Executive Vice President, General Manager of Meridian Life Science in February 2003, Executive Vice President and President Meridian Life Science in October 2005 and Chief Commercial Officer in February 2011. In October 2012, he was re-appointed President of Meridian Life Science, and in July 2016 was appointed Executive Vice President & President, Chief Commercial Officer. He has approximately 30 years of experience in the medical diagnostics industry and joined Meridian in March 1995. Prior to his appointment to Vice President of Sales and Marketing, Mr. Eberly served as the Director of Sales for Meridian. Before joining Meridian, he held key sales and marketing positions at Abbott Diagnostics, Division of Abbott Laboratories. Age: 55
[3]

Lawrence J. Baldini was appointed Vice President of Operations in April 2001, Executive Vice President, Operations and Information Systems in October 2005 and Executive Vice President & President, Global Operations in March 2016. Before joining Meridian, Mr. Baldini held various operations management positions with Instrumentation Laboratories and Fisher Scientific. Age: 57

[4]

Melissa A. Lueke was appointed Vice President, Chief Financial Officer and Secretary in January 2001 and Executive Vice President, Chief Financial Officer and Secretary in November 2009. Prior to her appointment, Ms. Lueke served as Meridian’s Controller since March 2000 and Acting Secretary from July 20, 2000 to January 23, 2001. Before joining Meridian, Ms. Lueke was employed by Arthur Andersen LLP from June 1985 to January 1999, most recently as a Senior Audit Manager. Age: 53

[5]

Vecheslav A. Elagin joined Meridian in August 2009 as Vice President of Research and Development, was appointed Senior Vice President of Research and Development in November 2011, and promoted to Executive Vice President of Research and Development in June 2012. Before joining Meridian, Dr. Elagin held various executive research and development positions, most recently with Madison Life Science (August 2008 – August 2009), EraGen Biosciences (May 2006 – August 2008) and Third Wave Technologies (June 2003 – May 2006). Age: 49

[6]

Susan D. Rolih was appointed Vice President of Regulatory Affairs and Quality Assurance in May 2001, Senior Vice President of Regulatory Affairs and Quality Assurance in April 2008, Executive Vice President of Regulatory and Quality Systems in April 2013, and Executive Vice President, Global Regulatory and Quality Systems in November 2016. Before joining Meridian, Ms. Rolih held various regulatory and quality positions with Immucor, Inc. Age: 67

[7]

Amy M. Winslow was appointed Executive Vice President & President and Chief Executive Officer of Magellan in March 2016 at the time Meridian acquired Magellan, having served as President and Chief Executive Officer of Magellan since October 2011. With over 20 years of experience in health care, prior to joining Magellan, Ms. Winslow served as President of MW Advisory (June 2004 – October 2011) and Vice President, Marketing for Athena Diagnostics (August 1999 – June 2004). Age: 45

[8]

Marco G. Calzavara, founder of the Bioline Group, which Meridian acquired July 20, 2010, was appointed President and Managing Director of Meridian Bioscience Europe in April 2011. Prior to this appointment, Mr. Calzavara had served as President of the Bioline Group of Companies since 1992. Age: 62

[9]	Audit Committee Member.
[10]	Compensation Committee Member.
[11]	Nominating and Corporate Governance Committee Member.
*	Less than one percent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists the persons known by the Company to be the beneficial owners of more than five percent of the Company’s Common Stock as of November 30, 2016, unless otherwise noted. Beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class[1]
Brown Capital Management, LLC 1201 N. Calvert Street Baltimore, MD 21202	5,507,476	13.10

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,213,063	10.00

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,165,099	7.52

T. Rowe Price Associates, Inc. [2] 100 E. Pratt Street Baltimore, MD 21202	2,583,155	6.10

Schroder Investment Management Ltd. 875 Third Ave, 22nd Floor New York, NY 10022	2,155,744	5.13

[1]

For the beneficial owners listed in the table, the percentages listed reflect disclosures in the Schedule 13Gs most recently filed by each beneficial owner with the SEC as of the date of this proxy statement.

[2]

Per correspondence from T. Rowe Price Associates, Inc., (“Price Associates”), these securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires Meridian’s Executive Officers, Directors and persons who own more than ten percent of a registered class of Meridian’s equity securities to file reports of ownership and changes in ownership with the SEC. Based on a review of the copies of such forms received by it, Meridian believes that during the last fiscal year, all of its Executive Officers, Directors and ten percent stockholders complied with the Section 16 reporting requirements, with the exceptions that (i) one late ownership report was filed for each of Ms. Lueke and Ms. Rolih with respect to the exercise of stock options; (ii) one late ownership report was filed for independent Director McIlwraith with respect to the purchase of shares; and (iii) one late ownership report was filed for each of Mr. Baldini, Mr. Elagin, Mr. Kraeutler, Ms. Lueke, Ms. Rolih and Mr. Shaughnessy with respect to stock options granted in connection with the Magellan transaction. In making these statements, Meridian has relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, and the written representation of its Directors and Executive Officers.

TRANSACTIONS WITH RELATED PERSONS

During fiscal 2016, the Company leased certain office space from an entity controlled by Marco G. Calzavara, President and Managing Director, Meridian Bioscience Europe. Payments made under such arrangements during fiscal 2016 totaled approximately $170,000.

Nasdaq rules require the Company to conduct an appropriate review of related party transactions required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404 for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another Committee comprised of independent Directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. Additionally, the Audit Committee’s Charter provides it the authority to review, approve and monitor transactions involving the Company and “related persons” (Directors and Executive Officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). This also covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In considering the transaction, the Audit Committee may consider all relevant factors, including, as applicable: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company. This policy is included in the Company’s Employee Handbook. The approval of such related person transactions are evidenced by internal Company resolutions or memoranda.

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this proxy statement, the individuals who served as the Company’s CEO and Chief Financial Officer during fiscal 2016, as well as the other individuals listed in the Summary Compensation Table below, are referred to as the “Named Executive Officers” or “NEOs.”

Executive Summary

Most of our compensation decisions are made in the first few months of our fiscal year, after review of our performance and the performance of our CEO and the other executive officers. We believe the compensation of all of our named executive officers for 2016 aligned well with both our performance in 2016 and the objectives of our executive compensation policies:

•

From fiscal 2015 to fiscal 2016, total cash compensation for Mr. Kraeutler increased 2%, and increased 6% to 11% for the other NEOs. These increases include increased compensation for two NEOs receiving promotions during fiscal 2016, which was reviewed by the Compensation Committee.

•

Our net revenue for 2016 was $196.1 million, an increase of 1%, compared to 2015 net revenue. Net earnings for 2016 were $32.2 million, a decrease of 9% compared to 2015 net earnings. Both revenues and net earnings failed to meet Company-provided guidance. Additionally, operating income for 2016 decreased 8%.

•

In recognition of completing the acquisition of Magellan, a number of employees, including four NEOs were granted time-based stock options vesting 25% per year. See the “Summary Compensation Table” and “Grants of Plan-Based Awards” on pages 32 and 34, respectively, for details.

•

In light of our financial results also not meeting the minimum threshold targets in our Officer’s Performance Compensation Plan or our performance-based long-term equity incentive awards, no NEOs received cash bonus payments under the Officer’s Performance Compensation Plan. Furthermore, no performance-based restricted stock unit awards vested for any NEOs.

•

Based on our financial results in fiscal 2016 and the individual evaluations of the NEOs by the Compensation Committee, with respect to Mr. Kraeutler, and the Compensation Committee and Mr. Kraeutler, with respect to the other NEOs, our NEOs received no merit increases in their base salaries for 2017. Base salaries across all Meridian employees below the executive level are expected to increase approximately 3% effective January 1, 2017.

•

Effective October 1, 2016, NEO base salaries were increased in an amount commensurate with previously-provided auto and professional allowances (reflected in All Other Compensation within the Summary Compensation Table). Additionally, as a result of a compensation study-driven market adjustment and a promotion, two NEOs received base salary increases effective in fiscal 2017 of 6% and 9%.

Compensation Philosophy and Objectives

Our policies regarding executive compensation programs are intended to balance motivating, rewarding and retaining executives with a competitive compensation package, and maximizing long-term shareholder value by linking compensation earned to both individual and Company performance. Compensation typically includes base salary, eligibility for annual cash bonuses and stock-based awards contingent on Company performance and/or future service, retirement plan contributions and other Company-sponsored benefits. A significant portion of each Executive Officer’s cash bonus and stock-based awards are dependent upon achieving business and financial goals and realizing other performance objectives. Examples of Company performance metrics for which we measure achievement are net revenue growth, net earnings growth and profit margins (gross profit, operating income and net earnings). Annual performance targets for these metrics are set after consideration of industry averages and historical results. Our compensation programs are intended to reward individual contributions (for example, bringing a new product to market) and Company-wide achievement of performance metric targets (for example, overall revenue and net earnings growth).

The Compensation Committee is responsible for ongoing oversight of compliance with this compensation philosophy. The Compensation Committee ensures that the total compensation paid to the NEOs is fair, reasonable and competitive.

At our 2016 annual meeting, Meridian once again held an advisory vote on the compensation of its NEOs, commonly referred to as a say-on-pay vote. Our shareholders approved the compensation of our NEOs, with approximately 95% of votes cast in favor of our 2016 say-on-pay resolution. Based on the results of the 2016 say-on-pay vote, the Compensation Committee concluded that the compensation paid to the NEOs and Meridian’s overall pay practices received strong shareholder support and do not require substantial revision to address shareholder concerns.

Establishing Compensation Levels

Compensation levels for the NEOs are driven by market pay levels, the NEO’s leadership performance and overall Company performance. The Compensation Committee relies upon a combination of judgment (which is necessarily subjective) and guidelines (discussed herein), as well as market data, in determining the amount and mix of compensation components for the Chairman and CEO. The compensation levels for the other NEOs are recommended by the CEO. The Compensation Committee has discretion to follow or modify such recommended levels of compensation. The Compensation Committee considers the input of our Chairman and CEO as a crucial component of its compensation processes and decisions relating to NEO compensation. The Compensation Committee is not obligated to follow his recommendations. The Company does not engage in strict numerical benchmarking in determining the percentage modifications for the NEOs.

Market Pay Levels and Role of the Compensation Consultant

Under its charter, the Compensation Committee is authorized to engage outside advisors at the Company’s expense. In fiscal 2016, the Compensation Committee engaged Arnosti Consulting, Inc. (“Arnosti”) to act as the Committee’s independent compensation consultant to assist the Committee with ensuring that the designs of the Company’s executive compensation programs are strongly aligned with Company performance. The Committee assessed the independence of Arnosti and concluded that no conflict of interest existed that would prevent it from providing independent advice to the Committee regarding executive compensation matters. The consultant delivered to the Committee advisory reports that benchmarked elements of total compensation of the Company’s NEOs. Additionally, the consultant provided advice to the Committee as to the structure, content and performance metrics of the Company’s cash incentive and long-term equity incentive plans for the Company’s NEOs.

Market pay levels for the NEOs are determined annually in November for the upcoming calendar year and the consultant provided information on certain market pay levels.

Company Performance

We believe that certain Company performance metrics drive shareholder value through stock price appreciation and dividends. We take this belief into account in setting performance metric targets that are considered in establishing the performance-based component of our compensation programs. Performance metric targets that are taken into consideration in our compensation programs include net revenue growth, earnings growth and profit margins. These targets are set after consideration of industry averages and historical results. Also taken into consideration in evaluating Company performance in our compensation programs are the market penetration of our illumigene molecular platform, the build-out of the related product menu and success of activities related to suitable acquisition targets.

Our cash bonus and a portion of our stock-based award programs operate under the fundamental principle that minimum levels of net earnings be achieved prior to any compensation being earned under these programs. Net earnings targets are determined based on what the Company believes to be meaningful growth rates relative to its industry peers and the Company’s performance objectives. Stock-based awards granted under performance programs are generally forfeited if the Company does not meet its minimum earnings targets as specified in each grant.

Recovery of Prior Awards

Except as provided by applicable laws and regulations, we do not have a policy with respect to adjustment or recovery of awards or payments if relevant Company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment.

Tally Sheets

In setting the NEOs’ compensation, the Compensation Committee reviews all components of such compensation through the use of tally sheets. These tally sheets provide the amount of total compensation paid or earned by each NEO based on his or her base salary, cash bonus, stock-based awards and retirement contributions. The tally sheets reviewed provide all of the information that is reflected in the Summary Compensation Table. The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements, particularly severance or change in control benefits, if applicable to the executive. Following (i) increases for two NEOs during fiscal 2016 in connection with their promotions; and (ii) October 1, 2016 increases for NEOs in an amount commensurate with previously-provided auto and professional allowances, the analysis of the tally sheets conducted in November 2016 resulted in base salary increases of 6% and 9% for two NEOs, along with the granting of 10,000 stock options each that vest 25% each year from the date of grant – one resulting from a compensation study-driven market adjustment, and one resulting from a promotion. The analysis also resulted in grants of equity awards for all executives, including NEOs, at a level consistent with the grants made in November 2015. Such analysis has become an important component in the Compensation Committee’s review of executive compensation as the tally sheet allows the Compensation Committee to consider an executive’s overall compensation rather than only one or two specific components of an executive’s compensation. This allows the Compensation Committee to make compensation decisions and evaluate management recommendations based on a complete analysis of an executive’s total compensation.

Below is a summary of practices we have and practices we refrain from that highlight certain features in our compensation programs.

What Meridian Does

Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to the achievement of various performance metrics that are disclosed to shareholders.

Sets NEO salary guidelines on an annual basis. The Company generally considers NEO salaries as part of its annual performance review process in an effort to be responsive to industry trends.

Balances short-term and long-term incentives. The incentive programs provide an appropriate balance of annual and longer-term incentives, with long term incentive compensation comprising a substantial percentage of total target compensation.

Uses multiple performance metrics. These mitigate the risk of the undue influence of a single metric by utilizing multiple performance measures for annual incentive awards and multi-year vesting for long-term incentive awards.

Caps award payouts. Amounts or shares that can be earned under the 2012 Stock Incentive Plan are capped, both for stock options and for full value awards.

Uses market-based approach for determining NEO target pay. Target compensation for NEOs is set after consideration of market data on compensation at other peer companies.

Conducts a risk assessment. The Committee annually conducts a compensation risk assessment to determine whether the compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

Acts through an independent Compensation Committee. The Committee consists entirely of independent directors.

What Meridian Does Not Do

Provide excise tax gross-up payments. The Company will not enter into any new contractual agreements that include excise tax gross-up payments.

Reprice options. The Company has never repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options is not permitted under the 2012 Stock Incentive Plan without first obtaining approval from the stockholders of the Company. The Company and the Committee will not reprice underwater options without the consent of the Company’s stockholders.

Allow pledging or hedging of shares. The Company’s insider trading policy places restrictions on the Company’s directors and executive officers regarding entering into hedging transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans. No directors or executive officers have in place any pledges or hedging transactions.

Components of Executive Compensation

Meridian’s executive compensation and benefits packages consist of: base salary, cash bonuses, long-term equity incentive awards, Company-sponsored benefit and retirement plans, and change in control severance benefits. Each of these components has a certain risk profile.

Element	Form of Compensation	Purpose	Risk Profile
Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent	Low to moderate

Annual Cash Incentives	Cash	Provides a direct financial incentive to achieve corporate and individual operating goals	Moderate to high

Long-Term Equity Incentives	Non-qualified stock options and/or restricted stock units	Encourages Executive Officers to build and maintain a long-term equity ownership position in Meridian so that their interests are aligned with our shareholders	High

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement plan contributions, and premiums paid on disability and life insurance policies	Benefit plans are part of a broad-based employee benefits program providing competitive benefits to our Executive Officers	Low

Change in Control Severance Benefits	Cash and continuation of certain benefits	Encourages Executive Officers to maximize value for shareholders in the event that the Company becomes subject to a change in control transaction	Moderate to high

The Compensation Committee has reviewed the risk profile of the components of the Company’s executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and has considered the risks an NEO might be incentivized to take with respect to such components. When establishing the mix among these components, the Compensation Committee is careful not to encourage excessive risk taking. Specifically, the performance objectives contained in the Company’s executive compensation programs have been balanced between annual and long-term incentive compensation to ensure that both components are aligned and consistent with our long-

term business plan and that our overall mix of equity-based awards has been allocated to promote an appropriate combination of incentive and retention objectives.

The Compensation Committee believes that the Company’s executive compensation program does not incentivize the NEOs to engage in business activities or other behavior that would threaten the value of the Company or the investments of its shareholders.

The Compensation Committee continues to monitor and evaluate on an on-going basis the mix of compensation, especially equity compensation, awarded to the NEOs, and the extent to which such compensation aligns the interests of the NEOs with those of the Company’s shareholders. In connection with this practice, the Compensation Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various compensation elements.

Interplay of Compensation Elements

We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employees because of the significant emphasis on pay-for-performance principles. In fiscal 2016, we did not reach our minimum net earnings target required for vesting in performance-based equity awards, and therefore, our NEOs did not earn such awards granted in November 2015.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. We use the Officer’s Performance Compensation Plan as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and stock-based awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of Meridian shares via application of the personal multiplier component of cash bonus for the Chairman and CEO. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our NEOs to deliver superior performance and retain them to continue their careers with Meridian on a cost-effective basis.

Base Salary

The Company pays salaries that are designed to attract, motivate and retain experienced executives who will drive superior Company performance and maintain long-term shareholder value. The Compensation Committee considers recommendations from the Chairman and CEO and approves annual base salaries that are commensurate with each NEO’s responsibilities and performance, as well as Company performance in the prior fiscal year, which are competitive with similar positions locally and in the industry. Salaries are set on a calendar year basis and therefore salaries paid in the first three months of each fiscal year beginning on the first day of October are set in the prior fiscal year.

For 2017, the Chairman and CEO, Mr. Kraeutler, provided a recommendation to the Compensation Committee of no salary increases for the NEOs, other than the previously-noted increases related to a compensation study-driven market adjustment and a promotion. The Compensation Committee duly considered and followed these recommendations.

Cash Bonuses

The Compensation Committee believes that employees should be rewarded based on Company results and individual performance. The Compensation Committee awards cash bonuses pursuant to the Officer’s Performance Compensation Plan (the “Plan”) contingent upon Company performance. Cash bonuses, if earned, are paid in the first quarter of each fiscal year, for the prior year’s performance. Cash bonuses are subject to the Company’s attainment of a specific net earnings target, after inclusion of the compensation expense related to such bonuses. Should the Company fail to reach such net earnings target, no cash bonuses are paid pursuant to the Plan.

Cash bonuses are also subject to the application of a personal achievement multiplier as recommended by management (recommended by CEO for other NEOs), except that no such recommendation is made by management for the Chairman and CEO, Mr. Kraeutler. In evaluating the personal achievement multipliers, the Compensation Committee takes into consideration the net revenue and net earnings levels, net revenue and net earnings growth rates and achievement against plan, profit margins and improvements therein, and individual achievements and leadership of the NEOs. Instead of establishing specific quantifiable targets for each of these factors, the Compensation Committee exercises its discretion in using the factors to determine each NEO’s personal achievement multiplier. Specifically, the

Compensation Committee does not establish measurable objective targets in connection with its deliberation of such factors. The adoption and application of such factors are intended to be discretionary and subjective so that the Compensation Committee can use its business judgment to provide an appropriate incentive and award for performance that sustains and enhances long-term shareholder value. The Compensation Committee believes that such discretionary and subjective components allow it to respond appropriately as business and strategic environments change and are appropriate for the size of the Company. The personal achievement multiplier choices range from 0 (zero) to 2.0. For example, a personal achievement multiplier of 1.25 would result in a bonus payout percentage of 37.5% when applied to a 30% base salary component. A personal achievement multiplier of 0 (zero) would result in no bonus payout and is intended for circumstances where the NEO’s performance is far less than satisfactory.

    Company Performance Component and 2016 Results

The 2016 Officer’s Performance Compensation Plan, which was similar in form to the plans utilized over the last several fiscal years, provided for the granting of cash bonuses as a percentage of base salary if 2016 net earnings reached at least $36,700,000. For 2016, actual net earnings were below the minimum threshold, and therefore, there were no cash bonuses awarded to the NEOs for fiscal 2016 performance pursuant to the Plan.

    2017

At its November 9, 2016 meeting, the Compensation Committee approved the Officer’s Performance Compensation Plan for fiscal 2017. The 2017 Plan will award cash bonuses if 2017 net earnings reach $34,500,000, which the Compensation Committee believes is a meaningful increase from 2016 net earnings of $32,229,000. Consistent with 2016, the 2017 Plan also provides for increasing bonus awards tied to increasing net earnings beyond the initial minimum level. The 2017 Plan includes six net earnings thresholds ranging from a low of $34,500,000 to a high of $36,800,000. These six net earnings thresholds represent growth over 2016 net earnings ranging from a low of approximately 7% to a high of approximately 14%. The corresponding potential bonus payouts as a percent of base salary, before application of the personal multiplier, for the six net earnings thresholds range from a low of 10% to a high of 60%. Depending on the level of net earnings achieved and the application of the personal multiplier, cash bonuses for the NEOs could range from 0% to 120% of base salary, with a target of 30% to 40% being modeled.

Management and the Compensation Committee have intended that the earnings thresholds should be set at meaningful rates so that management must be diligent, focused and effective in order to achieve these goals. In other words, the Company and management believed at the time of the establishment of these thresholds that they would be challenging to achieve and would require substantial efforts from management. To this end, the Compensation Committee tends to set the thresholds consistent with the earnings guidance range requiring that the low end of guidance is achieved before bonuses are paid.

Long-Term Incentive Awards

The Compensation Committee believes that equity-based compensation encourages employees to commit to the long-term goals of the Company. This ensures that the Company’s NEOs have a stake in the long-term creation of shareholder value. A significant portion of the awards is performance-based, meaning the NEOs’ ability to vest in that portion of awards is contingent upon the Company achieving a minimum level of net earnings.

For fiscal 2017, at its meeting on November 9, 2016, the Compensation Committee approved two types of restricted stock unit awards. The first type of restricted stock unit award is performance-based, where the NEOs’ ability to vest in such awards is contingent upon the Company reaching a minimum level of net earnings of $36,800,000 for fiscal 2017. This award would vest 25% per year over four years, if earned. The second type of restricted stock award is time-based and fully vests after four years. The Compensation Committee believes that this latter award is appropriate to encourage retention of top management talent.

Although Meridian does not have a written policy regarding the timing or practices related to granting equity awards, neither Meridian nor the Compensation Committee engages in spring-loading, back-dating or bullet-dodging practices. Equity awards are generally granted at a regularly scheduled meeting of the Compensation Committee in the first quarter of the fiscal year. Stock options are granted at the closing market price on the date of grant, pursuant to the 2012 Stock Incentive Plan. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no rights to vote or to receive dividends. Prior to vesting of restricted stock units noted above, the holder will receive dividend equivalent payments. Restricted stock units do not have voting rights.

Equity Ownership Guidelines

Consistent with its compensation philosophy and the principle of aligning the interests of management and directors of the Company with the interests of its stockholders, the Board of Directors has implemented stock ownership guidelines for “Specified Officers” (defined in the guidelines as those officers required to file beneficial ownership reports with the SEC) and non-employee directors. Under the guidelines, the Company’s Chief Executive Officer is required to own an amount of our common stock (including vested and non-vested restricted stock units) which is equal to or exceeds three times such Chief Executive Officer’s annual base salary, and Specified Officers other than the Chief Executive Officer are required to own an amount of our common stock (including vested and non-vested restricted stock units) which is equal to or exceeds such officer’s annual base salary. Also under the guidelines, each of the Company’s non-employee directors is required to own an amount of Company common stock which is equal to or exceeds three times such non-employee director’s annual retainer. Generally, persons subject to the guidelines are required to achieve the applicable guideline not later than three years from the appointment to their position. Notwithstanding this phase-in period, most persons subject to these guidelines have met their ownership target, either as a result of their direct holdings or shares held indirectly by an entity affiliated with such person, in accordance with the guidelines.

Minimum Vesting Periods

Although the plan document for our 2012 Stock Incentive Plan does not include minimum vesting periods for options or stock appreciation rights, our Compensation Committee includes minimum vesting provisions in the award agreements for stock options pursuant to authority granted to it under the 2012 Stock Incentive Plan. Generally the option award agreements provide for a minimum vesting period of three years.

Option/SAR Buyouts

Although the plan document for our 2012 Stock Incentive Plan does not include a provision expressly prohibiting cash buyouts of options or stock appreciation rights, the Compensation Committee believes cash buyouts of “underwater options” is a governance practice that investors view as unfavorable. As a result, the Compensation Committee is generally opposed to cash buyouts of options or stock appreciation rights.

Pledging and Hedging

Our Insider Trading Policy provides that Directors, executive officers and certain other designated employees persons may not purchase Meridian securities on margin or borrow against any account in which Meridian securities are held. The Policy also provides that such persons may not pledge Meridian securities as collateral for a loan or engage in hedging or monetization transactions with respect to Meridian securities.

Company-Sponsored Benefit and Retirement Plans

Meridian provides Company-sponsored benefit and retirement plans to the NEOs. In general, executives participate in the Company’s benefit and retirement plans on the same basis as other Company employees. The core benefit package includes health, dental, short and long-term disability, and group term life insurance. Meridian generally provides retirement benefits to executives through qualified (under the Internal Revenue Code) defined contribution plans (401K Plan).

Change in Control Severance Benefits

The Compensation Committee believes that a reasonable level of salary and Company-sponsored benefit protection provides a means of retention and allows the NEOs to remain focused on achievement of Company goals and objectives in the event that the Company becomes subject to a merger or acquisition transaction. This component of compensation would only be paid in the event of a change in control of the Company, under certain qualifying conditions, and termination. For the NEOs other than the Chairman and CEO, this component of compensation would include two years’ salary, performance bonus and core benefits. For the Chairman and CEO, this component of compensation would include three years’ salary, performance bonus and core benefits. Pursuant to Mr. Kraeutler’s Third Amended and Restated Employment Agreement (the “Kraeutler Employment Agreement”), such compensation would be payable upon the following: (1) Meridian terminates Mr. Kraeutler’s employment without Cause; (2) Mr. Kraeutler terminates his employment for Good Reason; or (3) Mr. Kraeutler’s employment is terminated ninety (90) days prior to a change of control or within thirty-six (36) months following the date of the occurrence of a change of control except in the event (x) Mr. Kraeutler is terminated for Cause or (y) Mr. Kraeutler terminates employment for reasons other than Good Reason during the ninety (90) days prior to or thirty-six (36) months following a change of control.

Other Personal Benefits

Three of the NEOs have auto leases that are paid by the Company, the costs of which are included in the All Other Compensation table on page 33. The Company believes payment of these leases to be reasonable given the nature of the positions and consistent with the Company’s overall executive compensation philosophy.

Chairman and CEO Employment Agreement and Supplemental Benefit Agreement

Effective October 3, 2016, the Company and Mr. Kraeutler entered into the Kraeutler Employment Agreement which, among other things, extended the term of his employment and incorporated the terms and conditions of his Supplemental Benefit Agreement. The Kraeutler Employment Agreement provides that Mr. Kraeutler is entitled to receive an established minimum annual salary and that he is eligible to participate in the Company’s bonus and stock incentive plans. The Kraeutler Employment Agreement also provides that Mr. Kraeutler receive (i) a grant of 50,000 non-qualified stock options vesting on September 30, 2017 as long as he is employed on that date and a grant of 50,000 non-qualified stock options vesting on September 30, 2018 as long as he is employed on that date; and (ii) two grants of 25,000 performance-based restricted stock units, with one grant to be earned if published fiscal 2017 revenue and earnings guidance is achieved, and the other grant to be earned if published fiscal 2018 revenue and earnings guidance is achieved.

Pursuant to his Second Amended and Restated Employment Agreement, effective from January 15, 2015 to October 3, 2016 (the “2015 Employment Agreement”) and which was replaced by the current Kraeutler Employment Agreement, Mr. Kraeutler earned 50,000 non-qualified stock options as a result of being employed by the Company as of September 30, 2016. However, as a result of published fiscal 2016 revenue and earnings guidance not being achieved, 25,000 restricted stock units granted under the 2015 Employment Agreement were not earned and have been cancelled.

In addition, the Kraeutler Employment Agreement provides that Mr. Kraeutler is eligible to receive:

•	Post-retirement benefit payments totaling $1,200,000, payable in one hundred twenty (120) monthly payments of $10,000

•	Lifetime insurance benefits including health insurance and comprehensive long-term care insurance

The Kraeutler Employment Agreement provides for potential payments to Mr. Kraeutler upon a change in control. These payments are described on page 37 of this proxy statement. The Kraeutler Employment Agreement’s term extends through September 30, 2018, and includes provisions for a 12-month consulting arrangement following that date.

Richard Eberly Employment Letter Agreement

On July 26, 2016, the Company and Richard Eberly entered into a letter agreement providing for terms of Mr. Eberly’s employment as Corporate Executive Vice President and President, Chief Commercial Officer, responsible for all sales and marketing operations in the core diagnostics and Life Science units, as well as research and development for these units, effective August 1, 2016. The letter agreement provides that Mr. Eberly’s new annual base salary shall be $400,000, he shall be entitled to participate in the Company’s cash bonus plan, he shall be awarded options to acquire 20,000 of the Company’s shares of Common Stock, vesting 25% each year from date of grant, and he shall be entitled to receive other benefits commensurate with his new position with the Company.

Internal Pay Equity

The Compensation Committee believes that the relative difference between the Chairman and CEO’s compensation and the compensation of the Company’s other executives has not increased significantly over the years. Further, the Compensation Committee believes that the Company’s internal pay equity structure is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code contains compensation deduction limitations for certain highly compensated employees. One exception to this limitation is for performance-based compensation that is approved by, among other things, a committee of “outside directors” (as defined under IRS treasury regulations). The Committee believes that all compensation paid to the NEOs for fiscal year 2016 is properly deductible under Section 162(m), but no assurance can be made in this regard.

Actions of the Compensation Committee

In several meetings during the year, Mr. Kraeutler, and the Compensation Committee Chairman discussed, among other things, Meridian’s compensation system and its effectiveness in attracting and retaining talented employees. These individuals believe that the system, including the Officer’s Performance Compensation Plan, is understood by employees and shareholders and has worked well in practice. They noted that the underlying principles in the plan have been followed for many years, even when following such principles resulted in no Officer’s Performance Compensation Plan bonuses being awarded to the NEOs and performance-based stock awards being forfeited.

At its November 9, 2016 meeting, the Compensation Committee discussed these matters, both with and without the presence of management. The Compensation Committee discussed the recommendations of the Chairman and CEO for compensation levels for all officers and the general pay increases to be paid throughout the Company. The Committee then made the compensation decisions, which are reflected in the figures presented in this proxy statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee

James M. Anderson (Chairman)

John C. McIlwraith

David C. Phillips

SUMMARY COMPENSATION TABLE

The following table summarizes the aggregate compensation paid, or earned, by each of the NEOs for the fiscal years ended September 30, 2016, 2015 and 2014, respectively:

Name and Principal Position (a)	Year (b)	Salary (c)		Bonus[1] (d)	Stock Awards[2,3,5] (e)		Option Awards[4,5] (f)		Non-Equity Incentive Plan Compensation (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (h)	All Other Compensation[6] (i)		Total
John A. Kraeutler Chairman of the Board, Chief Executive Officer and President	2016 2015 2014	$ $ $	621,605 608,270 602,871	— — —	$ $ $	485,250 860,250 373,650	$ $	53,300 372,800 —	— — —	— — —	$ $ $	198,275 111,580 86,867	$ $ $	1,358,430 1,952,900 1,063,388

Melissa A. Lueke Executive Vice President, Chief Financial Officer and Secretary	2016 2015 2014	$ $ $	292,194 269,780 263,334	— — —	$ $ $	194,100 161,190 230,103		$44,416 — —	— — —	— — —	$ $ $	68,343 62,120 65,805	$ $ $	599,053 493,090 559,242

Richard L. Eberly Executive Vice President, President, Chief Commercial Officer	2016 2015 2014	$ $ $	339,669 319,252 306,973	— — —	$ $ $	194,100 161,190 224,190		$74,408 — —	— — —	— — —	$ $ $	66,888 61,089 62,985	$ $ $	675,065 541,531 594,148

Lawrence J. Baldini Executive Vice President, President, Global Operations	2016 2015 2014	$ $ $	310,001 280,157 272,402	— — —	$ $ $	198,765 161,190 224,190		$44,184 — —	— — —	— — —	$ $ $	69,204 61,453 60,235	$ $ $	622,154 502,800 556,827

Marco G. Calzavara[7] President and Managing Director, Meridian Bioscience Europe	2016 2015 2014	$ $ $	324,503 344,339 356,747	— — —	$ $ $	194,100 161,190 224,190		— — —	— — —	— — —	$ $ $	72,599 68,230 47,607	$ $ $	591,202 573,759 628,544

Michael C. Shaughnessy[8] Former Executive Vice President, President, Meridian Global Diagnostics	2016 2015 2014	$ $ $	259,038 300,000 177,692	— — —	$ $ $	194,100 161,190 48,300		$3,553 — —	— — —	— — —	$ $ $	281,664 32,223 43,352	$ $ $	738,355 493,413 269,344

[1]

No payments were made to the NEOs pursuant to the Officer’s Performance Compensation Plan for fiscal 2016, 2015 or 2014 as the corporate-wide targets were not reached for each of the respective fiscal years.

[2]

The amounts shown reflect the grant date fair value of the restricted stock units issued during fiscal years 2016, 2015 and 2014 in accordance with ASC Topic 718. With the exception of Employment Agreement RSUs discussed in Note 3 below, no compensation cost is included in this table related to the performance-based portion of the restricted stock units granted during fiscal 2016, 2015 and 2014. Because the required earnings target for Meridian was not reached for fiscal 2016, 2015 or 2014, with the exception of the Employment Agreement RSUs discussed in Note 3 below, the performance-based restricted stock units have been cancelled. A discussion of the assumptions used in calculating these values may be found in Note 6(b) on page 69 to the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2016. In addition, for Mr. Baldini, the amount reflected includes the value of unrestricted common shares granted pursuant to Company policy for 15 years of service.

[3]

The amount reflected for Mr. Kraeutler for fiscal 2015 includes $412,500 for the grant date fair value of performance-based restricted stock units granted pursuant to his employment agreement dated January 15, 2015 (“Employment Agreement RSUs”). Since the required published revenue and earnings guidance was achieved for fiscal 2015, the Employment Agreement RSUs were earned and the corresponding compensation cost is included in this table. A discussion of the assumptions used in calculating these values may be found in Note 6(b) on page 69 to the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2016.

[4]

The amounts shown reflect the grant date fair value of the stock options granted during fiscal years 2016, 2015 and 2014 in accordance with ASC Topic 718, and during fiscal 2016 are comprised of (i) stock options granted to Mr. Kraeutler, Ms. Lueke, Mr. Baldini, and Mr. Shaughnessy in connection with the Magellan acquisition; and (ii) stock options granted to Mr. Eberly and Mr. Baldini in connection with their promotions. The fiscal 2015 amount is comprised solely of the stock options granted to Mr. Kraeutler in connection with his employment agreement dated January 15, 2015 (“Employment Agreement Options”). A discussion of the assumptions used in calculating these values may be found in Note 6(b) on page 69 to the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2016.
[5]

In addition, no compensation cost is included in this table related to the additional performance-based equity awards granted November 9, 2011 to certain executive management employees, including the NEOs, to reward them for meeting pre-defined Company revenue targets. These awards, which included both restricted stock units and options, could only be earned if specified cumulative revenue thresholds were met through fiscal 2015, with the three measurement dates for ratably earning one-third of the grant being (i) the 21-month period ended June 30, 2013; (ii) the 33-month period ended June 30, 2014; and (iii) the 45-month period ended June 30, 2015. As a result of none of the cumulative thresholds being met, these restricted stock units and options have been cancelled and no related compensation is included within the table.

[6]	See the All Other Compensation table below for amounts, which include certain Company contributions, perquisites and other personal benefits.

Fiscal 2016

	All Other Compensation
	John A. Kraeutler	Melissa A. Lueke	Richard L. Eberly	Lawrence J. Baldini	Marco G. Calzavara	Michael C. Shaughnessy
Retirement Contributions	$16,358	$16,358	$16,358	$16,358	$32,450	$7,174

Auto Lease / Auto Allowance	12,366	12,000	12,000	12,000	3,749	6,000

Financial and Tax Planning	30,000	3,585	2,130	1,600	—	1,090

Insurance Premiums, including Gross-up	59,551	—	—	—	—	—

Restricted Stock Dividends	80,000	36,400	36,400	36,400	36,400	17,400

Gross-up for Anniversary Award	—	—	—	2,846	—	—

Separation Payment	—	—	—	—	—	250,000

Totals	$198,275	$68,343	$66,888	$69,204	$72,599	$281,664

[7]	Mr. Calzavara’s salary during fiscal 2016, 2015 and 2014 was £228,450, £222,916 and £215,362, respectively. All conversions were made at the average exchange rates for the respective fiscal years.
[8]

On July 22, 2016, Mr. Shaughnessy was terminated from his position with Meridian. In connection with his termination, Mr. Shaughnessy received the $250,000 severance payment detailed in the All Other Compensation table above.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for each of the NEOs, information related to grants made during fiscal 2016 under Meridian’s 2012 Stock Incentive Plan:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)		All other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)		(l)
John A. Kraeutler	11/04/15 03/24/16	— —	— —	— —	— —	— —	— —	25,000 —	[1]	— 15,000	[2]	$	— 19.56	$ $	485,250 53,300
Melissa A. Lueke	11/04/15 03/24/16	— —	— —	— —	— —	— —	— —	10,000 —	[1]	— 12,500	[2]	$	— 19.56	$ $	194,100 44,416
Richard L. Eberly	11/04/15 07/27/16	— —	— —	— —	— —	— —	— —	10,000 —	[1]	— 20,000	[3]	$	— 20.48	$ $	194,100 74,408
Lawrence J. Baldini	11/04/15 03/24/16 03/28/16 04/19/16	— — — —	— — — —	— — — —	— — — —	— — — —	— — — —	10,000 — — 225	[1] [5]	— 2,000 10,000 —	[2] [4]	$ $	— 19.56 20.41 —	$ $ $ $	194,100 7,107 37,077 4,665
Marco G. Calzavara	11/04/15	—	—	—	—	—	—	10,000	[1]	—			—		$194,100
Michael C. Shaughnessy	11/04/15 03/24/16	— —	— —	— —	— —	— —	— —	10,000 —	[1]	— 1,000	[2]	$	— 19.56	$ $	194,100 3,553

[1]

At the time of the grant, half of each NEO’s restricted stock units were time-based with 100% vesting after four years, and the remaining half were performance-based, subject to attainment of a specified earnings target for fiscal 2016. As the 2016 earnings target was not met, the performance-based restricted stock units have been cancelled and are not reflected in the table above.

[2]

This award of time-based options was made in connection with the March 24, 2016 acquisition of Magellan. The options have a ten-year term and vest in four equal annual installments from the date of grant (i.e., vest 25% per year until fully vested on March 24, 2020).

[3]

This award of time-based options was made in recognition of Mr. Eberly’s promotion. The options have a ten-year term and vest in four equal annual installments from the date of grant (i.e., vest 25% per year until fully vested on July 27, 2020).

[4]

This award of time-based options was made in recognition of Mr. Baldini’s promotion. The options have a ten-year term and vest in three equal annual installments from the date of grant (i.e., vest one-third per year until fully vested on March 28, 2019).

[5]	This award of unrestricted common shares was made to Mr. Baldini pursuant to Company policy for 15 years of service.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the NEOs’ holdings of equity awards under Meridian’s 2012 Stock Incentive Plan and 2004 Equity Compensation Plan as of September 30, 2016:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)		(i)	(j)
John A. Kraeutler	15,750[1] 25,000[2] 25,000 [3] 50,000[6] 50,000[8] —	— — — — — 15,000[13]	— — — — — —	$ $ $ $ $ $	16.554 33.090 33.090 16.500 16.500 19.560	11/15/16 01/28/18 01/28/18 01/15/25 01/15/25 03/24/26	— — — — — — 10,000[9] 15,000[10] 25,000[11] 25,000[12]	$ $ $ $	— — — — — — 192,900 289,350 482,250 482,250	— — — — — — — — — —	— — — — — — — — — —
Melissa A. Lueke	—	12,500[13]	—		$19.560	03/24/26	— 7,500[9] 9,000[10] 9,000[11] 10,000[12]	$ $ $ $	— 144,675 173,610 173,610 192,900	— — — —	— — — —
Richard L. Eberly	1,500[4] 10,000[5] —	— — 20,000[14]	— — —	$ $ $	19.710 21.940 20.480	08/04/20 01/31/21 07/27/26	— — — 7,500[9] 9,000[10] 9,000[11] 10,000[12]	$ $ $ $	— — — 144,675 173,610 173,610 192,900	— — — — — — —	— — — — — — —
Lawrence J. Baldini	500[4] — —	— 2,000[13] 10,000[15]	— — —	$ $ $	19.710 19.560 20.410	08/04/20 03/24/26 03/28/26	— — — 7,500[9] 9,000[10] 9,000[11] 10,000[12]	$ $ $ $	— — — 144,675 173,610 173,610 192,900	— — — — — — —	— — — — — — —
Marco G. Calzavara							7,500[9] 9,000[10] 9,000[11] 10,000[12]	$ $ $ $	144,675 173,610 173,610 192,900	— — — —	— — — —
Michael C. Shaughnessy	5,000[7]	—	—		$21.340	10/22/16	—		—	—	—

[1]

Options vested in three equal annual installments beginning one year from public earnings release date for the fiscal year ending immediately following the grant date, indicating that performance targets were met, occurring approximately one year from date of grant.

[2]	Options vested on January 22, 2011.
[3]	Options vested on January 22, 2013.
[4]	Options fully vested on August 4, 2014.
[5]	Options fully vested on January 31, 2015.
[6]	Options fully vested on September 30, 2015.
[7]	Options fully vested on February 25, 2016.
[8]	Options fully vested on September 30, 2016.
[9]	Units vest on November 7, 2016.
[10]	Units vest on November 6, 2017.
[11]	Units vest on November 15, 2018.
[12]	Units vest on November 15, 2019.
[13]	Options vest in four equal annual installments from the date of grant (i.e., vest 25% per year until fully vested on March 24, 2020).
[14]	Options vest in four equal annual installments from the date of grant (i.e., vest 25% per year until fully vested on July 27, 2020).
[15]	Options vest in three equal annual installments from the date of grant (i.e., vest one-third per year until fully vested on March 28, 2019).

OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each of the NEOs, information on options exercised and restricted stock units vested during fiscal 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
John A. Kraeutler	15,750	$93,525	10,000	$202,600
Melissa A. Lueke	15,750	$94,075	7,500	$151,950
Richard L. Eberly	—	$—	7,500	$151,950
Lawrence J. Baldini	—	$—	7,500	$151,950
Marco G. Calzavara	—	$—	7,500	$151,950
Michael C. Shaughnessy	—	$—	—	$—

[1]	Amounts reflect the difference between the exercise price of the option and the market price of Meridian common shares at the time of exercise.
[2]	Amounts reflect the market price of Meridian common shares at the time of restricted stock or units vesting.

401(K) PLAN

Our 401(k) Savings Plan (“401(k) Plan”) allows all U.S. employees of the Company as soon as administratively possible following their employment to set aside a portion of their compensation each year for their retirement needs, up to the limits set by the Internal Revenue Code. Presently, the Company contributes a matching contribution of 100% of the first 3% of the employee’s contribution (i.e., up to 3% of an employee’s salary) subject to Internal Revenue Code limitations. Effective January 1, 2017, the Company matching contribution percentage will be increased to 100% of the first 4% of the employee’s contribution (i.e., up to 4% of an employee’s salary) subject to Internal Revenue Code limitations. The Company may also contribute a profit-sharing contribution at its discretion. Employee contributions are 100% vested immediately, while presently Company contributions are subject to a graded vesting schedule of 20% per year for the first 5 years of employment. Effective January 1, 2017, participants will also be immediately 100% vested in Company matching contributions. Participants are entitled to direct the investment of their accounts among various mutual funds selected by the Meridian Bioscience, Inc., Savings and Investment Plan Committee. Participants who terminate employment are entitled to receive the vested portion of their accounts.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described on page 30 in the “Compensation Discussion and Analysis” section of this proxy statement, Mr. Kraeutler and Meridian are parties to the Kraeutler Employment Agreement which sets forth compensation, non-competition, benefit and severance provisions and provides for a payment equal to three times Mr. Kraeutler’s three-year average base salary (plus any salary earned but not paid) and three-year average annual performance bonus if Mr. Kraeutler is terminated by Meridian without cause, Mr. Kraeutler terminates his employment for good reason or is terminated in connection with a change in control of Meridian.

Pursuant to the Kraeutler Employment Agreement, had Mr. Kraeutler’s employment with the Company terminated on September 30, 2016, Mr. Kraeutler would have been entitled to receive post-retirement benefit payments totaling $1,200,000, payable in one hundred twenty (120) monthly payments of $10,000.

Had one of the events noted above occurred on September 30, 2016, Mr. Kraeutler would also have been entitled to the following under the Kraeutler Employment Agreement:

Salary	$1,832,746
Annual Performance Bonus	—

Total Payment	$1,832,746

Our Board of Directors authorized us to enter into change in control severance agreements with our executive officers (other than our Chief Executive Officer who has change of control provisions in his Employment Agreement), which were executed effective August 4, 2016. Each agreement has an initial term ending December 31, 2016, and each year will automatically renew for an additional one year term, provided however, that if a change in control occurs the term will expire no earlier than 24 calendar months after the calendar month in which such change in control occurs. The change in control severance agreements replace the Company’s change in control policy which was adopted by the Board in March 2011. This agreement is the result of Management’s and the Board’s periodic review and updates of certain policies and practices. A change of control is generally defined in each agreement as any of the following: (i) a person is or becomes a beneficial owner of more than 50% of our voting securities; (ii) the composition of a majority of our Board changes; (iii) we consummate a merger or similar transaction; (iv) the sale of all or substantially all of our assets; or (v) the employment of a Chief Executive Officer other than the Company’s current

CEO as of the date of the agreement. Each agreement provides, among other things, that if a change in control occurs during the term of the agreement, and the executive’s employment is terminated either by us or by the executive, other than: (a) by us for cause; (b) by reason of death or disability; or (c) by the executive without good reason, such executive will receive a severance payment equal to: (A) a multiple of such executive’s annual base salary; (B) a multiple of executive’s target bonus amounts; and (C) earned but unused vacation time. In addition, each change in control agreement provides that in the event that the severance and other benefits provided for in the agreement or otherwise payable to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits under the agreement will be either delivered in full, or delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to the executive.

Had termination in connection with a change in control occurred on September 30, 2016, the NEOs to which the Policy applied at that date (Ms. Lueke, Mr. Eberly, Mr. Baldini and Mr. Calzavara) would have been entitled to the following lump sum payments under the Policy:

	Melissa A. Lueke	Richard L. Eberly	Lawrence J. Baldini	Marco G. Calzavara
Salary	$600,000	$800,000	$660,000	$649,006
Annual Performance Bonus	—	—	—	—

Total Lump Sum Payment	$600,000	$800,000	$660,000	$649,006

DIRECTOR COMPENSATION

For fiscal 2016, independent Directors of Meridian received the following compensation for service on the Board and the Audit Committee (“AC”), Compensation Committee (“CC) and Nominating & Corporate Governance Committee (N&CGC”) (annual amounts presented unless otherwise indicated):

-Base for Director service	$35,000
-AC Chair	$16,000
-CC Chair	$5,000
-N&CGC Chair	$5,000
-Board Meeting Attendance:
Regular (per meeting)	$2,000
Telephonic (per meeting)	$1,000
-Committee Meeting Attendance:
Regular (per meeting)	$1,250
Telephonic (per meeting)	$750

Additionally, in accordance with the terms and conditions set forth in the Company’s 2012 Stock Incentive Plan, each independent Director was also granted a non-qualified option to purchase 8,500 common shares at the time of appointment, election or re-election to the Board of Directors, with the exercise price being the closing sale price on Nasdaq reported on the date of grant.

Effective for fiscal 2017, independent Director compensation will be as follows (annual amounts presented):

-Base for Director service	$40,000
-Additional for Lead Director	$20,000
-AC Chair	$20,000
-AC Member	$10,000
-CC Chair	$13,000
-CC Member	$6,000
-N&CGC Chair	$13,000
-N&CGC Member	$5,000

Additionally, in accordance with the terms and conditions set forth in the Company’s 2012 Stock Incentive Plan, each independent Director will also be granted a non-qualified option to purchase 12,000 common shares at the time of election or re-election to the Board of Directors, with the exercise price being the closing sale price on Nasdaq reported on the date of grant. Directors who are employees of Meridian are not separately compensated for serving as Directors.

The following table provides information on compensation related to fiscal 2016 for independent Directors who served during fiscal 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James M. Anderson	$67,500	—	$28,783	—	—	—	$96,283
Dwight E. Ellingwood	$58,500	—	$28,783	—	—	—	$87,283
John C. McIlwraith	$53,500	—	$28,783	—	—	—	$82,283
David C. Phillips	$77,250	—	$28,783	—	—	—	$106,033
Catherine A. Sazdanoff	$49,250	—	$28,783	—	—	—	$78,033

[1]

The amounts shown reflect the grant date fair value of the awards made in fiscal year 2016 in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 6(b) on page 69 to the Company’s Annual Report on Form 10-K filed with the SEC on November 29, 2016.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

The deadline for shareholder proposals to be included in the proxy statement for next year’s meeting is August 28, 2017.

The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Meridian’s proxy statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2018 Annual Shareholders’ Meeting, it must be received prior to October 27, 2017. If there is a change in the anticipated date of next year’s Annual Shareholders’ Meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 8-K and/or Form 10-Q filings.

Meridian’s Code of Regulations provides that only persons nominated by an officer, Director or in writing by a shareholder not earlier than 150 days nor later than 90 days prior to the meeting at which Directors are to be selected shall be eligible for election and that shareholder proposals be presented not earlier than 150 days nor later than 90 days prior to the meeting at which the proposals are to be presented.

QUESTIONS?

If you have questions or need more information about the annual meeting, write to:

Melissa A. Lueke

Executive Vice President, Chief Financial Officer and Secretary

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, Ohio 45244

or call us at (513) 271-3700

For information about your record holdings, call Computershare Shareholder Services at (888) 294-8217.

ANNEX A

MERIDIAN BIOSCIENCE, INC. 2012 STOCK INCENTIVE PLAN

MERIDIAN BIOSCIENCE, INC.

2012 STOCK INCENTIVE PLAN

1.	Purposes		A-4

2.	Definitions		A-4

3.	Administration of the Plan		A-8
	(a)	Authority of Committee	A-8
	(b)	Binding Authority	A-9
	(c)	Delegation of Authority	A-9

4.	Eligibility		A-9

5.	Common Shares Subject to the Plan		A-9
	(a)	Authorized Number of Common Shares	A-9
	(b)	Share Counting	A-10
	(c)	Award Limitations	A-10
	(d)	Shares to be Delivered	A-11

6.	Awards to Participants		A-11
	(a)	Stock Options.	A-11
	(b)	Stock Appreciation Rights	A-13
	(c)	Restricted Shares and Restricted Share Units	A-14
	(d)	Performance-Based Exception	A-15
	(e)	Unrestricted Share Awards	A-16

7.	Deferred Payment		A-16

8.	Dilution and Other Adjustments		A-16

9.	Change in Control		A-17

10.	Termination		A-17
	(a)	Termination by Death, Disability, or Retirement	A-17
	(b)	Termination for Cause	A-17
	(c)	Other Terminations	A-17
	(d)	Limitation for ISOs	A-18
	(e)	Transfers and Leaves of Absence	A-18

11.	Recoupment or Recovery Policy		A-18

12.	Miscellaneous Provisions		A-18
	(a)	Rights as a Shareholder	A-18
	(b)	No Loans	A-18
	(c)	Assignment or Transfer	A-18
	(d)	Withholding Taxes	A-19
	(e)	No Rights to Awards	A-19

	(f)	Beneficiary Designation	A-19
	(g)	Fractional Shares	A-19
	(h)	Unfunded Plan	A-19
	(i)	Severability	A-20
	(j)	Limitation of Liability	A-20
	(k)	Successors	A-20
	(l)	Code Section 409A Compliance	A-20

13.	Effective Date, Amendments, Governing Law and Plan Termination		A-20
	(a)	Effective Date	A-20
	(b)	Amendments	A-20
	(c)	Governing Law	A-21
	(d)	Plan Termination	A-21

MERIDIAN BIOSCIENCE, INC.

2012 STOCK INCENTIVE PLAN

1.	Purposes

The purposes of the Plan are to provide long-term incentives to those persons with significant responsibility for the success and growth of the Company, to align the interests of such persons with those of the Company’s shareholders, to assist the Company in recruiting, retaining and motivating employees, directors and consultants on a competitive basis and to link compensation to performance.

2.	Definitions

For purposes of the Plan, the following capitalized terms shall have the meanings specified below:

(a) “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

(b) “Award” means a grant of Stock Options, Stock Appreciation Rights, Restricted Shares or Restricted Share Units, or any or all of them, to a Participant.

(c) “Award Agreement” means an agreement, either in written or electronic format, between the Company and a Participant setting forth the terms and conditions of an Award granted to the Participant.

(d) “Beneficial Owner” has the meaning given in Rule 13d-3 under the Exchange Act.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means with respect to any Participant, unless otherwise provided in the applicable Award Agreement, (i) the Participant’s conviction or misappropriation of money or other property or conviction of a felony, or a guilty plea or plea of nolo contendere by Participant with respect to a felony, (ii) conduct by the Participant that is in competition with the Company, conduct by a Participant that breaches the Participant’s duty of loyalty to the Company or a Participant’s willful misconduct, any of which materially injures the Company, (iii) a willful and material breach by the Participant of his or her obligations under any agreement entered into between the Participant and the Company that materially injures the Company, or (iv) the Participant’s failure to substantially perform his or her duties with the Company (other than by reason of the Participant’s Disability). For Participants subject to Section 16 of the Exchange Act, the determination of whether any conduct, action or failure to act constitutes “Cause” shall be made by the Committee in its sole discretion.

(g) “Change in Control” means the occurrence of any of the following events:

(i) Any Person (including a “group” as defined in Section 14(d) of the Exchange Act) other than an Exempt Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 35% of the combined voting power of the Company’s then-outstanding securities; provided, however, that no Change of Control shall be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company;

(ii) During any two (2) consecutive years, individuals who at the beginning of such two (2) year period constitute the Board and any new director whose election to the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority of the Board;

(iii) A reorganization, merger or consolidation of the Company in each case, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the Beneficial Owners of the Company’s outstanding voting securities immediately prior thereto beneficially own, directly or indirectly, more than 50% of the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation of the outstanding voting securities of the Company; or

(iv) A liquidation, dissolution, sale or other disposition of all or substantially all of the assets of the Company (other than in a transaction in which all or substantially all of the individuals and entities who were the Beneficial Owners of the Company’s outstanding voting securities immediately prior to such sale or other disposition beneficially own, directly or indirectly, substantially all of the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors of the acquiror of such assets (either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such sale or other disposition).

(h) “Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations or guidance promulgated thereunder. Any reference to the Code or a section thereof shall also refer to any successor Code or section.

(i) “Committee” means a committee appointed by the Board consisting of at least three members of the Board, all meeting the definitions of “outside director” set forth in Code Section 162(m), “independent director” set forth in The Nasdaq Stock Market rules, and “non-employee director” set forth in Rule 16b-3 of the Exchange Act, or any successor definitions adopted for a similar purpose by the Internal Revenue Service, any national securities exchange on which the Common Shares are listed or the Securities and Exchange Commission.

(j) “Common Share” or “Common Shares” means one or more of the common shares, without par value, of the Company.

(k) “Company” means Meridian Bioscience, Inc., a corporation organized under the laws of the State of Ohio, its subsidiaries, divisions and affiliated businesses.

(l) “Date of Grant” means the date on which the Committee authorizes the grant of an Award or such later date as may be specified by the Committee in such authorization.

(m) “Disability” means a Participant’s physical or mental incapacity resulting from personal injury, disease, illness or other condition which (i) prevents him or her from performing his or her duties for the Company, as determined by the Committee or its designee, and (ii) results in his or her termination of employment or service with the Company. The Committee may substitute a different definition for the term “Disability” in its discretion as it deems appropriate.

(n) “Effective Date” has the meaning set forth in Section 13(a).

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any rules, regulations, schedules or guidance promulgated thereunder. Any reference to the Exchange Act or a section thereof shall also refer to any successor Exchange Act or section.

(p) “Exempt Person” shall mean William J. Motto, his spouse, his children and their spouses, and his grandchildren (or the legal representative of such person), and each trust for the benefit of any such person.

(q) “Exercise Price” means the purchase price of a Common Share covered by a Stock Option or SAR, as applicable.

(r) “Fair Market Value” on any date means the closing price of the Common Shares as reported on The Nasdaq Stock Market or, if applicable, any other national securities exchange on which the Common Shares are principally traded, or, if there were no sales of Common Shares on such date, then on the immediately preceding date on which there were any sales of Common Shares. If the Common Shares cease to be traded on a national securities exchange, the Fair Market Value shall be determined pursuant to a reasonable valuation method prescribed by the Committee. In the case of an ISO (or Tandem SAR), Fair Market Value shall be determined by the Committee in accordance with Code Section 422. For Awards intended to be exempt from Code Section 409A, Fair Market Value shall be determined by the Committee in accordance with Code Section 409A.

(s) “Full-Value Award” means Restricted Shares, Restricted Share Units or unrestricted Common Shares.

(t) “ISO” means an Incentive Stock Option satisfying the requirements of Code Section 422 and designated as an ISO by the Committee.

(u) “Non-Employee Director” means a member of the Board who is not an employee of the Company.

(v) “NQSO” means a non-qualified Stock Option that does not satisfy the requirements of Code Section 422 or that is not designated as an ISO by the Committee.

(w) “Participant” means a person eligible to receive an Award under the Plan, as set forth in Section 4, and designated by the Committee to receive an Award subject to the conditions set forth in the Plan and any Award Agreement.

(x) “Performance-Based Exception” means the performance-based exception to the deductibility limitations of Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

(y) “Performance Goals” means the goals established by the Committee, as described in Section 6(d)(ii).

(z) “Performance Measures” means the criteria set out in Section 6(d)(iii) that may be used by the Committee as the basis for a Performance Goal.

(aa) “Performance Period” means the period established by the Committee during which the achievement of Performance Goals is assessed in order to determine whether and to what extent an Award that is conditioned on attaining Performance Goals has been earned.

(bb) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Company securities.

(cc) “Plan” means the Meridian Bioscience, Inc. 2012 Stock Incentive Plan, as amended and restated from time to time.

(dd) “Prior Plan” means the Meridian Bioscience, Inc. 2004 Equity Compensation Plan, as amended and restated.

(ee) “Restricted Shares” means Common Shares that are subject to restrictions, as described in Section 6(c).

(ff) “Restricted Share Units” means a right, as described in Section 6(c), denominated in Common Shares to receive an amount, payable in either cash, Common Shares, Restricted Shares, or a combination thereof, equal to the value of a specified number of Common Shares.

(gg) “Restriction Period” means, with respect to any Full-Value Award, the period during which any risk of forfeiture or other restrictions set by the Committee, including performance restrictions, remain in effect until such time as they have lapsed under the terms and conditions of the Full-Value Award or as otherwise determined by the Committee, including the Performance Period for Full-Value Awards intended to qualify for the Performance-Based Exception.

(hh) “Retirement” means retirement with the Company at or after age 65 or at or after the later of age 55 and ten years of service.

(ii) “Securities Act” means the Securities Act of 1933, as amended, and any rules, regulations, schedules or guidance promulgated thereunder. Any reference to the Securities Act or a section thereof shall also refer to any successor Securities Act or section.

(jj) “Stock Appreciation Right” or “SAR” means the right, as described in Section 6(b), to receive a payment equal to the excess of the Fair Market Value of a Common Share on the date the SAR is exercised over the Exercise Price established for that SAR at the time of grant, multiplied by the number of Common Shares with respect to which the SAR is exercised.

(kk) “Stock Option” means the right, as described in Section 6(a), to purchase Common Shares at a specified price for a specified period of time. Stock Options include ISOs and NQSOs.

(ll) “Tandem SAR” means a SAR granted in tandem with a Stock Option.

3.	Administration of the Plan

(a) Authority of Committee. The Plan shall be administered by the Committee. Unless otherwise determined by the Board, the Compensation Committee of the Board shall serve as the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include the sole and exclusive authority to (within the limitations described in the Plan):

(i) select Participants to be granted Awards under the Plan and grant Awards pursuant to the terms of the Plan;

(ii) determine the type, size and terms of the Awards to be granted to each Participant;

(iii) determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted;

(iv) establish objectives and conditions for earning an Award;

(v) determine all other terms and conditions, not inconsistent with the terms of the Plan and any operative employment or other agreement, of any Award granted under the Plan, and determine the appropriate Award Agreement evidencing the Award;

(vi) determine whether the terms, conditions, and objectives for earning an Award have been met, including, without limitation, any such determination or certification, as the case may be, required for compliance with Code Section 162(m);

(vii) modify or waive the terms and conditions of Awards granted under the Plan, not inconsistent with the terms of the Plan and any operative employment or other agreement, accelerate the vesting, exercise or payment of an Award or cancel or suspend an Award;

(viii) determine whether the amount or payment of an Award should be reduced or eliminated, and determine if, when and under what conditions payment of all or any part of any Award may be deferred;

(ix) determine the guidelines and/or procedures for the payment or exercise of Awards;

(x) determine whether an Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether any Awards granted to an employee should qualify for the Performance-Based Exception;

(xi) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan;

(xii) construe, interpret, administer and implement the Plan, any Award Agreements or related documents and correct any defect, supply an omission or reconcile any inconsistency in or between the Plan, any Award Agreement or related documents; and

(xiii) make factual determinations with respect to the Plan and any Awards and otherwise supervise the administration of the Plan.

(b) Binding Authority. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it under the Plan, shall be conclusive and binding on all parties, including the Company, its shareholders and all Participants.

(c) Delegation of Authority. To the extent not prohibited by law or the rules of the national securities exchange on which the Company’s Common Shares are listed, the Committee may allocate its authority hereunder to one or more of its members or delegate its authority hereunder to one or more Non-Employee Directors, except that no such allocation or delegation shall be permitted with respect to Awards intended to qualify for the Performance-Based Exception, and may grant authority to employees of the Company to execute documents on behalf of the Committee or to otherwise assist in the administration and operation of the Plan.

4.	Eligibility

Subject to the terms and conditions of the Plan, the Committee may select, from all eligible persons, Participants to whom Awards shall be granted under the Plan and shall determine the nature and amount of each Award. Eligible persons include any of the following individuals: (i) any officer or key employee of the Company, (ii) any consultant (as defined in the General Instructions to the Form S-8 registration statement under the Securities Act) to the Company, and (iii) any Non-Employee Director. All Awards shall be evidenced by an Award Agreement, and Awards may be conditioned upon the Participant’s execution of an Award Agreement.

5.	Common Shares Subject to the Plan

(a) Authorized Number of Common Shares. Unless otherwise authorized by the Company’s shareholders and subject to this Section 5 and Section 8, the maximum aggregate number of Common Shares available for issuance under the Plan is 3,000,000, plus (i) the number of Common Shares that, on the Effective Date, are available to be granted under the Prior Plan but which are not then subject to outstanding awards under the Prior Plan, and (ii) the number of Common Shares subject to outstanding awards under the Prior Plan as of the Effective

Date which thereafter are forfeited, settled in cash or cancelled or expire. Upon the Effective Date, the Prior Plan will terminate; provided that all outstanding awards under the Prior Plan as of the Effective Date shall remain outstanding and shall be administered and settled in accordance with the provisions of the Prior Plan, as applicable.

(i) The maximum number of Common Shares available for grant with respect to Full-Value Awards is 1,000,000.

(ii) The maximum number of Common Shares available for issuance with respect to ISOs is 3,000,000.

(b) Share Counting. The following rules shall apply in determining the number of Common Shares available for grant under the Plan:

(i) Common Shares subject to any Award shall be counted against the maximum share limitation as one Common Share for every Common Share subject thereto.

(ii) To the extent that any Award is forfeited, cancelled, settled in cash, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award or otherwise terminates without an issuance of Common Shares being made, the maximum share limitation shall be credited with one Common Share for each Common Share subject to such Award, and such number of credited Common Shares may again be made subject to Awards under the Plan.

(iii) Any Common Shares tendered by a Participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award or repurchased by the Company with Stock Option proceeds shall not be added back to the number of Common Shares available for issuance under the Plan. Upon exercise of a SAR, the number of Common Shares subject to the Award that are being exercised shall be counted against the maximum aggregate number of Common Shares that may be issued under the Plan on the basis of one Common Share for every Common Share subject thereto, regardless of the actual number of Common Shares used to settle the SAR upon exercise.

(iv) Any Common Shares underlying Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction shall not, unless required by law or regulation, count against the reserve of available Common Shares under the Plan.

(c) Award Limitations. Subject to the adjustment provisions of Section 8, the following limits shall apply with respect to Awards intended to quality for the Performance-Based Exception:

(i) The maximum aggregate number of Common Shares that may be subject to Stock Options or SARs granted in any calendar year to any one Participant shall be 300,000 Common Shares.

(ii) The maximum aggregate number of Common Shares that may be subject to Full-Value Awards granted in any calendar year to any one Participant shall be 100,000 Common Shares.

(d) Shares to be Delivered. Common Shares to be delivered by the Company under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

6.	Awards to Participants

(a) Stock Options.

(i) Grants. Subject to the terms and conditions of the Plan, Stock Options may be granted to Participants, in such number and upon such terms and conditions as the Committee determines, and may consist of ISOs or NQSOs. Stock options may be granted alone or with Tandem SARs. With respect to Stock Options granted with Tandem SARs, the exercise of either such Stock Options or Tandem SARs will result in the simultaneous cancellation of the same number of Stock Options or Tandem SARs, as the case may be.

(ii) Exercise Price. The Exercise Price shall be equal to or, at the Committee’s discretion, greater than the Fair Market Value on the date the Stock Option is granted, unless the Stock Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction, in which case the assumption or substitution shall be accomplished in a manner that permits the Stock Option to be exempt from Code Section 409A.

(iii) Term. The term of Stock Options shall be determined by the Committee in its sole discretion, but in no event shall the term exceed ten years from the Date of Grant.

(iv) ISO Limits. ISOs may be granted only to Participants who are employees of the Company (or of any parent or subsidiary corporation within the meaning of Code Section 424) on the Date of Grant, and may only be granted to an employee who, at the time the Stock Option is granted, does not own more than ten percent of the total combined voting power of all classes of stock of the Company (or of any parent or subsidiary corporation within the meaning of Code Section 424), unless (A) the Exercise Price is at least 110% percent of the Fair Market Value on the Date of Grant, and (B) the ISO is not exercisable after five years from the Date of Grant. The aggregate Fair Market Value of all Common Shares, determined at the time the ISOs are granted, with respect to which ISOs are exercisable by a Participant for the first time during any calendar year (under all plans of the Company) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code. If such Fair Market Value exceeds the $100,000 limit, the ISOs exceeding the limit shall be treated as NQSOs, taking the Stock Options in the order each was granted. The terms of all ISOs shall be consistent with and contain or be deemed to contain all provisions required to qualify as an “incentive stock option” under Code Section 422.

(v) No Repricing. Subject to the adjustment provisions of Section 8, without the approval of the Company’s shareholders, (A) the Exercise Price for any outstanding Stock Option may not be decreased after the Date of Grant, (B) no outstanding Stock Option may be surrendered to the Company as consideration for the grant of a new Stock Option with a lower Exercise Price, and (C) no other modifications to any outstanding Stock Option may be made that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the national securities exchange on which the Common Shares are listed.

(vi) Form of Payment. Vested Stock Options may be exercised in whole or in part, and the Exercise Price shall be paid to the Company at the time of exercise, subject to any applicable rules or regulations adopted by the Committee:

(A)	to the extent permitted by applicable law, pursuant to cashless exercise procedures that are approved by the Committee;

(B)	through the tender of unrestricted Common Shares owned by the Participant (or by delivering a certification or attestation of ownership of such Common Shares) valued at their Fair Market Value on the date of exercise;

(C)	in cash or its equivalent; or

(D)	by any combination of (A), (B), and (C) above.

(vii) No Dividends or Shareholder Rights. No dividends or dividend equivalents may be paid on Stock Options. Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Shares covered by a Stock Option unless and until such Common Shares have been registered to the Participant as the owner.

(viii) Terms and Conditions of Non-Qualified Options Granted to Non-Employee Directors. Each Non-Employee Director shall be granted a NQSO for [7,500] Common Shares, or such other number as may be determined by the Board of Directors from time to time, upon appointment or election and immediately after each subsequent annual meeting of shareholders if such person is serving as a Non-Employee Director at such time either by virtue of being re-elected or serving a term in excess of one year. All grants shall be made on the date of the event giving rise to the NQSO and shall have an Exercise Price of Fair Market Value on such date. Such grants shall vest in four equal installments beginning ninety (90) days after such date and each ninety (90) days thereafter or at such other time(s) as the Board or the Committee shall have otherwise determined.

(A)	All NQSOs granted to Non-Employee Directors shall be exercisable in the manner provided in Section 6(a) for a term of ten years.

(B)	All NQSOs granted to Non-Employee Directors shall be transferable as provided in Section 12(c) and shall terminate in accordance with Section 10(a), except that the timing provisions of Subsections 10(a) and 10(c) may not be varied by Committee determination.

(C)	Notwithstanding anything contained herein to the contrary, if at any time a Non-Employee Director holder of a NQSO granted under the Plan becomes an employee, officer or director of or a consultant to an entity which the Committee determines is a competitor of the Company, such NQSO shall automatically terminate as of the date such conflicting relationship was established.

(b) Stock Appreciation Rights.

(i) Grants. Subject to the terms and provisions of the Plan, SARs may be granted to Participants, in such number and upon such terms and conditions as the Committee determines, and may be granted alone or as Tandem SARs. With respect to Tandem SARs, the exercise of either such Stock Options or SARs will result in the simultaneous cancellation of the same number of Tandem SARs or Stock Options, as the case may be.

(ii) Exercise Price. The Exercise Price shall be equal to or, at the Committee’s discretion, greater than Fair Market Value on the date the SAR is granted, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company, in which case the assumption or substitution shall be accomplished in a manner that permits the SAR to be exempt from Code Section 409A.

(iii) Term. The term of a SAR shall be determined by the Committee in its sole discretion, but in no event shall the term exceed ten years from the Date of Grant; provided that, each SAR granted in tandem with a Stock Option shall terminate upon the termination or exercise of the related Stock Option.

(iv) No Repricing. Subject to the adjustment provisions of Section 8, without the approval of the Company’s shareholders, (A) the Exercise Price for any outstanding SAR may not be decreased after the Date of Grant, (B) no outstanding SAR may be surrendered to the Company as consideration for the grant of a new SAR with a lower Exercise Price, and (C) no other modifications to any outstanding SAR may be made that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the national securities exchange on which the Common Shares are listed.

(v) Form of Payment. Vested SARs may be exercised in whole or in part, and the Committee may authorize payment of a SAR in the form of cash, Common Shares valued at its Fair Market Value on the date of the exercise or a combination thereof, or by any other method as the Committee may determine.

(vi) Tandem SARs. Tandem SARs may be exercised for all or part of the Common Shares subject to the related Stock Option upon the surrender of the right to exercise the equivalent portion of the related Stock Option. A Tandem SAR may be exercised only with respect to the Common Shares for which its related Stock Option is then exercisable. Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (A) the Tandem SAR will expire no later than the expiration of the underlying ISO; (B) the value of the payout with respect to the Tandem SAR may be for no more than 100% of the excess of the Fair Market Value of the Common Shares subject to the underlying ISO at the time the Tandem SAR is exercised over the Exercise Price of the underlying ISO; and (C) the Tandem SAR may be exercised only when the Fair Market Value of the Common Shares subject to the ISO exceeds the Exercise Price of the ISO.

(vii) No Dividends or Shareholder Rights. No dividends or dividend equivalents may be paid on SARs. Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Shares covered by a SAR unless and until such Common Shares have been registered to the Participant as the owner.

(c) Restricted Shares and Restricted Share Units.

(i) Grants. Subject to the terms and provisions of the Plan, Restricted Shares and Restricted Share Units may be granted to Participants in such number and upon such terms and conditions as the Committee determines. Restricted Shares will be registered in the name of the Participant and deposited with the Company or its agent in certificated or book-entry form.

(ii) Restrictions. Restricted Shares or Restricted Share Units may be granted at no cost or at a purchase price determined by the Committee, which may be less than the Fair Market Value, but subject to such terms and conditions as the Committee determines, including, without limitation: forfeiture conditions, transfer restrictions, restrictions based upon the achievement of specific performance goals (Company-wide, divisional and/or individual), which may be based on one or more Performance Measures, time-based restrictions on vesting and/or restrictions under applicable federal or state securities laws. Subject to Sections 9 and 10, for Awards to employees, no Restricted Shares or Restricted Share Units conditioned upon the achievement of performance shall be based on a Restriction Period of less than one year, and, except as may be determined by the Committee, any Restriction Period based solely on continued employment or service (time-based) shall be for a minimum of three years, subject to (A) pro rata or graded vesting prior to the expiration of such time-based Restriction Period, and (B) acceleration due to the Participant’s death, Disability or Retirement, in each case as specified in the applicable Award Agreement; provided that the Restriction Period applicable to the first vesting date of an Award subject to pro rata or graded vesting (as referenced in (A) above) may be for less than one year, provided the first vesting date is no earlier than the fiscal year-end date of the fiscal year during which the Award was granted. To the extent the Restricted Shares or Restricted Share Units are intended to qualify for the Performance-Based Exception, except as may be determined by the Committee, the applicable restrictions shall be based on the achievement of Performance Goals over a Performance Period, as described in Section 6(d).

(iii) Transfer Restrictions. During the Restriction Period, Restricted Shares and Restricted Share Units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Shares, the Committee may (A) cause a legend or legends to be placed on any certificates evidencing such Restricted Shares, and/or (B) cause “stop transfer” instructions to be issued, as it deems necessary or appropriate.

(iv) Dividends and Voting Rights. Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Shares shall have the right to receive dividends in cash or other property or other distribution or rights in respect of the Restricted Shares and shall have the right to vote the Restricted Shares as the record owners; provided that, unless otherwise determined by the Committee, any dividends or other property payable to a Participant during the Restriction Period shall be distributed to the Participant only if and when the restrictions imposed on the applicable Restricted Shares lapse. Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Shares Units shall be credited with dividend equivalents in respect of such Restricted Share Units; provided that, unless otherwise determined by the Committee, such dividend equivalents shall be distributed (without interest) to the Participant only if and when the restrictions imposed on the applicable Restricted Share Units lapse. Participants shall have no other rights as a shareholder with respect to Restricted Share Units unless otherwise determined by the Committee. Notwithstanding the forgoing, no Restricted Shares or Restricted Share Units conditioned upon the achievement of performance shall provide the Participant with dividend or shareholder rights unless otherwise determined by the Committee; provided that an Award Agreement may provide for payment (in money or shares) equal to the dividends paid on the number of Common Shares payable upon vesting of such Restricted Shares or Restricted Share Units or at any time prior thereto.

(v) Payment of Restricted Share Units. Restricted Share Units that become payable in accordance with their terms and conditions shall be settled in cash, Common Shares, Restricted Shares, or a combination thereof, as determined by the Committee.

(vi) Ownership. Restricted Shares shall be registered in the name of the Participant on the books and records of the Company or its designee (or by one or more physical certificates if physical certificates are issued) subject to the applicable restrictions imposed by the Plan. At the end of the Restriction Period that applies to Restricted Shares, the number of shares to which the Participant is entitled shall be delivered to the Participant free and clear of the restrictions, either in certificated or book-entry form. No Common Shares shall be registered in the name of the Participant with respect to Restricted Share Units, and Participants shall have no ownership interest in the Common Shares to which the Restricted Share Units relate, unless and until payment is made in Common Shares.

(vii) Forfeiture. If a Participant who holds Restricted Shares or Restricted Share Units fails to satisfy the restrictions, terms or conditions applicable to the Award, except as otherwise determined by the Committee, the Participant shall forfeit the Restricted Shares or Restricted Share Units. The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse; however, to the extent the Restricted Shares or Restricted Share Units are intended to qualify for the Performance-Based Exception, the provisions of Section 6(d)(iv) will apply.

(d) Performance-Based Exception.

(i) Grants. Subject to the provisions of the Plan, Full-Value Awards granted in a manner that is intended to qualify for the Performance-Based Exception shall be conditioned upon the achievement of Performance Goals as the Committee shall determine, in its sole discretion.

(ii) Performance Goals. Performance Goals shall be based on one or more Performance Measures, over a Performance Period, as to be determined by the Committee.

(iii) Performance Measures. The Performance Measure(s) may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company, and shall consist of one or more or any combination of the following criteria: cash flow, profit, revenue, stock price, market share, sales, net income, operating income, return ratios, earnings per share, earnings (which may include an add back for taxes, interest, and/or depreciation and amortization), operating earnings, profit margins, earnings per Common Share, favorable comparison to established budgets, return on shareholders’ equity, return on assets, attainment of strategic and operational initiatives, comparisons with various stock market indices, reduction in costs or a combination of such factors, personal performance measures, working capital, total assets, net assets, return on sales, return on invested capital, gross margin, costs, shareholders’ equity, shareholder return and/or productivity or productivity improvement. The Performance Goals based on these Performance Measures may be expressed in absolute terms or relative to the performance of other entities.

(iv) Treatment of Awards. With respect to any Full-Value Award that is intended to qualify for the Performance-Based Exception: (A) the Committee shall interpret the Plan and this Section 6(d) in light of Code Section 162(m), (B) the Committee shall not amend the Full-Value Award in any way that would adversely affect the treatment of the Full-Value Award under Code Section 162(m), and (C) such Full-Value Award shall not vest or be paid until the Committee shall first have certified that the Performance Goals have been achieved.

(e) Unrestricted Share Awards.

Subject to the terms and provisions of the Plan, the Committee may grant awards of unrestricted Common Shares to Participants in such number and upon such terms and conditions as the Committee determines in recognition of outstanding achievements or contributions by such Participants or otherwise. Unrestricted Common Shares issued on a bonus basis may be issued for no cash consideration.

7.	Deferred Payment

Subject to the terms of the Plan, the Committee may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, Common Shares or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, which terms shall comply with Code Section 409A.

8.	Dilution and Other Adjustments

In the event of any merger, reorganization, consolidation, liquidation, recapitalization, reclassification, redesignation, stock dividend, other distribution (whether in the form of cash,

shares or otherwise), stock split, reverse stock split, spin off, combination, repurchase or exchange of shares or issuance of warrants or rights to purchase shares or other securities, or other change in corporate structure affecting the Common Shares, the Committee shall make such adjustments in the aggregate number and type of Common Shares which may be delivered and the individual award maximums as set forth in Section 5, the number and type of Common Shares subject to outstanding Awards and the Exercise Price or other price of Common Shares subject to outstanding Awards (provided the number of Common Shares subject to any Award shall always be a whole number), as may be and to the extent determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Such adjustment shall be conclusive and binding for all purposes of the Plan. Any such adjustment of an ISO or SAR shall be made in compliance with Code Sections 422 and 424, and no such adjustment shall be made that would cause any Award which is or becomes subject to Code Section 409A to fail to comply with the requirements of Code Section 409A or is exempt from Code Section 409A to become subject to Code Section 409A.

9.	Change in Control

Notwithstanding any other provision of the Plan to the contrary, immediately upon the occurrence of a Change in Control, the following provisions of this Section 9 shall apply except to the extent an Award Agreement provides for a different treatment (in which case the Award Agreement shall govern):

(a)	all outstanding Stock Options and SARs vest and become fully exercisable; and

(b)	all Full-Value Awards become fully vested.

10.	Termination

(a) Termination by Death, Disability, or Retirement. The terms and conditions of the Participant’s Award Agreement shall govern the extent, if at all, to which the vesting of any Award is accelerated or forfeited due to a Participant’s death, Disability, or Retirement; provided that, for Full-Value Awards intended to qualify for the Performance-Based Exception, no vesting may occur or no distribution may be made prior to the attainment of the Performance Goals.

(b) Termination for Cause. If a Participant’s employment or service terminates for Cause, (i) all Stock Options and SARs (or portions thereof) which have not been exercised, whether vested or not, and (ii) all Full-Value Awards, shall immediately be forfeited upon termination, including such Awards that are subject to performance conditions (or unearned portions thereof).

(c) Other Terminations. If a Participant’s employment or service terminates, voluntarily or involuntarily, for any reason other than death, Disability, Retirement or Cause, (i) any vested portion of Stock Options or SARs held by the Participant at the time of termination may be exercised for a period of three months (or such other period as the Committee may specify at or after the time of grant) from the termination date, or until the expiration of the original term of the Stock Option or SAR, whichever period is shorter, (ii) no unvested portion of any Stock Option or SAR shall become vested, including such Awards that are subject to performance conditions (or unearned portions thereof), and (iii) all Full-Value Awards, including such Awards that are subject to performance conditions (or unearned portions thereof), shall immediately be forfeited upon termination.

(d) Limitation for ISOs. No ISO may be exercised more than three months following termination of employment for any reason (including Retirement) other than death or Disability, nor more than one year following termination of employment for the reason of death or Disability (as defined in Code Section 422), or such Award will no longer qualify as an ISO and shall thereafter be, and receive the tax treatment applicable to, a NQSO. For this purpose, a termination of employment is cessation of employment, under the rules applicable to ISOs, such that no employment relationship exists between the Participant and the Company.

(e) Transfers and Leaves of Absence. The transfer of a Participant within the Company shall not be deemed a termination of employment except as required by Code Sections 422 and 409A, and other applicable laws. The following leaves of absences are not deemed to be a termination of employment:

(i) if approved in writing by the Company, for military service, sickness or any other purpose approved by the Company, and the period of absence does not exceed 90 days;

(ii) if in excess of 90 days, if approved in writing by the Company, but only if the Participant’s right to reemployment is guaranteed by statute or contract and provided that the Participant returns to work within 30 days after the end of such absence; and

(iii) subject to the restrictions of Code Section 409A and to the extent that such discretion is permitted by law, if the Committee determines in its discretion that the absence is not a termination of employment.

11.	Recoupment or Recovery Policy

Any Award shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recoupment or recovery policy adopted by the Company, Committee or Board, as thereafter amended, including any policy adopted to comply with the rules of any stock exchange on which the Common Shares are traded or the Securities and Exchange Commission.

12.	Miscellaneous Provisions

(a) Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have no rights as a shareholder with respect to Awards hereunder, unless and until the Common Shares have been registered to the Participant as the owner.

(b) No Loans. No loans from the Company to Participants shall be permitted in connection with the Plan.

(c) Assignment or Transfer. Except as otherwise provided under the Plan, no Award or any rights or interests therein shall be transferable other than by will or the laws of descent and distribution. The Committee may, in its discretion, provide that an Award (other than an ISO) is transferable without the payment of any consideration to a Participant’s family member, subject to such terms and conditions as the Committee may impose. For this purpose, “family member” has the meaning given to such term in the General Instructions to the Form S-8 registration statement under the Securities Act. All Awards shall be exercisable, during the Participant’s lifetime, only by the Participant or a person who is a permitted transferee pursuant to this Section 12(c). Once awarded, the Common Shares (other than Restricted Shares) received by Participants may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to the restrictions imposed by the Securities Act, Section 16 of the Exchange Act and the Company’s Insider Trading Policy, each as amended.

(d) Withholding Taxes. The Company shall have the right to deduct from all Awards paid in cash to a Participant any taxes required by law to be withheld with respect to such Awards. All statutory minimum applicable withholding taxes arising with respect to Awards paid in Common Shares to a Participant shall be satisfied by the Company retaining Common Shares having a Fair Market Value on the date the tax is to be determined that is equal to the amount of such statutory minimum applicable withholding tax (rounded, if necessary, to the next lowest whole number of Common Shares); provided, however, that, subject to any restrictions or limitations that the Company deems appropriate, a Participant may elect to satisfy such statutory minimum applicable withholding tax through cash or cash proceeds.

(e) No Rights to Awards. Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ or service of the Company, and the Plan shall not interfere with or limit in any way the right of the Company to terminate any person’s employment or service at any time. Except as set forth herein, no employee or other person shall have any claim or right to be granted an Award under the Plan. By accepting an Award, the Participant acknowledges and agrees that (i) the Award will be exclusively governed by the Plan, including the right of the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except, to the extent the terms of the Award so provide, for Awards already granted under the Plan), (ii) the Participant is not entitled to future award grants under the Plan or any other plan, and (iii) the value of any Awards received shall be excluded from the calculation of termination or other severance payments or benefits.

(f) Beneficiary Designation. To the extent allowed by the Committee, each Participant under the Plan may name any beneficiary or beneficiaries to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives all of such benefit. Unless the Committee determines otherwise, each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and shall be effective only when received in writing by the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(g) Fractional Shares. Fractional Common Shares shall not be issued or transferred under an Award, but the Committee may direct that cash be paid in lieu of fractional shares or may round off fractional shares, in its discretion.

(h) Unfunded Plan. The Plan shall be unfunded and any benefits under the Plan shall represent an unsecured promise to pay by the Company. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general unsecured creditor of the Company.

(i) Severability. If any provision of the Plan is deemed illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(j) Limitation of Liability. Members of the Board and the Committee and officers and employees of the Company who are their designees acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties hereunder.

(k) Successors. All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company, whether as a result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(l) Code Section 409A Compliance. Each Award granted under the Plan is intended to be either exempt from or in compliance with the requirements of Code Section 409A and any regulations or guidance that may be adopted thereunder, including any transition relief available under applicable guidance. The Plan may be amended or interpreted by the Committee as it determines appropriate in accordance with Code Section 409A and to avoid a plan failure under Code Section 409A(a)(1). If a Participant is a “specified employee” as defined in Code Section 409A at the time of the Participant’s separation from service with the Company, then solely to the extent necessary to avoid the imposition of any additional tax under Code Section 409A, the commencement of any payments or benefits under an Award shall be deferred until the date that is six months following the Participant’s separation from service (or such other period as required to comply with Code Section 409A).

13.	Effective Date, Amendments, Governing Law and Plan Termination

(a) Effective Date. The Effective Date of the Plan is the date on which the Company’s shareholders approve the Plan at a duly held shareholder meeting.

(b) Amendments.

(i) Amendment of the Plan. The Committee or the Board may at any time terminate or amend the Plan in whole or in part, but no such action shall materially and adversely affect any rights or obligations with respect to any Awards granted prior to the date of such termination or amendment without the consent of the affected Participant, except to the extent that the Committee reasonably determines that such termination or amendment is necessary or appropriate to comply with applicable law or the rules and regulations of any stock exchange on which the Common Shares are traded or to preserve any intended favorable, or avoid any unintended unfavorable, tax effects for the Company, Plan or Participants. Notwithstanding the foregoing, unless the Company’s shareholders shall have first approved the amendment, no amendment of the Plan shall be effective if the amendment would: (A) increase the maximum number of Common Shares that may be delivered under the Plan or to any one individual (except to the extent made pursuant to Section 8 hereof), (B) extend the maximum period during which Awards may be granted under the Plan, (C) add to the types of awards that can be made under the Plan, (D) modify the requirements as to eligibility for participation in the Plan, (E) permit a repricing or decrease the Exercise Price to less than the Fair Market Value on the Date of Grant of any Stock Option or SAR, except for adjustments made pursuant to Section 8, (F) materially increase benefits to Participants, or (G) otherwise require shareholder approval pursuant to the Plan or applicable law or the rules of the principal securities exchange on which Common Shares are traded.

(ii) Amendment of Awards. The Committee may amend, prospectively or retroactively, the terms of an Award, provided that no such amendment is inconsistent with the terms of the Plan or would materially and adversely affect the rights of any Participant without his or her written consent.

(c) Governing Law. To the extent not preempted by Federal law, the Plan and all Award Agreements are construed in accordance with and governed by the laws of the State of Ohio. The Plan is not intended to be governed by the Employment Retirement Income Security Act of 1974, and shall be so construed and administered.

(d) Plan Termination. No Awards shall be made under the Plan after the tenth anniversary of the Effective Date.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on January 25, 2017.

MERIDIAN BIOSCIENCE, INC. MERIDIAN BIOSCIENCE, INC. 3471 RIVER HILLS DRIVE CINCINNATI, OH 45244

Meeting Information

Meeting Type: Annual Meeting

For holders as of: November 30, 2016

Date: January 25, 2017        Time: 2:00 PM EST

Location:   Holiday Inn Eastgate

  4501 Eastgate Boulevard

  Cincinnati, OH 45245

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice and Proxy Statement            2. Annual Report and Form 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:        www.proxyvote.com

2) BY TELEPHONE:   1-800-579-1639

3) BY E-MAIL*:           sendmaterial@proxyvote.com

*	If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 11, 2017 to facilitate timely delivery.

—  How To Vote  —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items
The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees

01 JAMES M. ANDERSON 04 JOHN C. MCILWRAITH 02 DWIGHT E. ELLINGWOOD 05 DAVID C. PHILLIPS 03 JOHN A. KRAEUTLER 06 CATHERINE A. SAZDANOFF

The Board of Directors recommends you vote FOR the following proposals:

2. Advisory vote to approve named executive officer compensation.

3. Ratification of the appointment of Grant Thornton LLP as Meridian's independent registered public accountants for fiscal year 2017.

4. Reapproval of the material terms for payment of performance-based incentive compensation under the Meridian Bioscience, Inc. 2012 Stock Incentive Plan.

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof. Only shareholders of record at the close of business on November 30, 2016 are entitled to notice of and to vote at the meeting.

MERIDIAN BIOSCIENCE, INC. 3471 RIVER HILLS DRIVE CINCINNATI, OH 45244

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees:		☐	☐	☐
01 JAMES M. ANDERSON 04 JOHN C. MCILWRAITH 02 DWIGHT E. ELLINGWOOD 05 DAVID C. PHILLIPS 03 JOHN A. KRAEUTLER 06 CATHERINE A. SAZDANOFF
The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.							☐	☐	☐

3.	Ratification of the appointment of Grant Thornton LLP as Meridian's independent registered public accountants for fiscal year 2017.							☐	☐	☐

4.	Reapproval of the material terms for payment of performance-based incentive compensation under the Meridian Bioscience, Inc. 2012 Stock Incentive Plan.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof. Only shareholders of record at the close of business on November 30, 2016 are entitled to notice of and to vote at the meeting.

For address change/comments, mark here. (see reverse for instructions)					☐
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appears(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

MERIDIAN BIOSCIENCE, INC.

Annual Meeting of Shareholders

January 25, 2017 2:00 PM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints JOHN A. KRAEUTLER and MELISSA A. LUEKE, and either of them, attorneys and proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock of Meridian Bioscience, Inc. which the undersigned would be entiltled to vote on the matters specified on the reverse side (and in their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Company) and, in their discretion, with respect to such other matters as may properly come before the Annual Meeting of Shareholders of Meridian Bioscience, Inc. to be held on January 25, 2017, at 2:00 p.m. Eastern Standard Time, at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, Ohio 45245 and any postponement or adjournment of such Annual Meeting.

This proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted FOR the election to the Board of Directors of the nominees listed on the reverse side and FOR each remaining proposal.

Please mark, sign, date, and return this proxy card promptly using the enclosed reply envelope.

Address change / comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side